UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

/ X /                    Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2013    Commission file number  001-09553

OR

/    /                        Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN

(Full title of the plan)

CBS CORPORATION

(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street

New York, New York 10019

(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS

DECEMBER 31, 2013 AND 2012

INDEX

Pages

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2013 and 2012	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2013	3

Notes to financial statements	4 – 17

Schedules
Supplemental Schedules:
Schedule H, line 4a – Schedule of Delinquent Participant Contributions	S – 1

Schedule H, line 4i – Schedule of Assets (Held at End of Year)	S – 2 – S – 28

All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature	S – 29

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2013 and December 31, 2012, and the changes in net assets available for benefits for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

June 24, 2014

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	At December 31,
	2013	2012
Assets
Investments, at fair value	$ 4,539,733	$ 3,955,948

Receivables:
Notes receivable from participants	34,584	32,235
Employee contributions	2,447	3,067
Employer contributions	3,523	3,701
Interest and dividends	3,697	4,975
Due from broker for securities sold (Note 1)	17,267	201
Total assets	4,601,251	4,000,127

Liabilities
Accrued expenses	1,551	1,225
Due to broker for securities purchased	1,687	293
Net assets reflecting investments at fair value	4,598,013	3,998,609
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(62,561)	(123,251)
Net assets available for benefits	$ 4,535,452	$ 3,875,358

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

Year Ended
December 31, 2013
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$738,267
Interest	45,591
Dividends	11,998

Interest income on notes receivable from participants	1,458

Contributions:
Employee	118,552
Employer	42,559
Rollover	9,580
Total additions	968,005

Deductions from net assets attributed to:
Benefits paid to participants	(302,995)
Plan expenses	(4,916)
Total deductions	(307,911)

Net increase	660,094

Net assets available for benefits, beginning of year	3,875,358

Net assets available for benefits, end of year	$4,535,452

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

NOTE 1 – PLAN DESCRIPTION

The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only.  Participants should refer to the Plan document for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and each subsidiary that is included for participation.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following sixty days after hire or rehire and attainment of age 21, unless they elect not to participate.  Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate.  The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the “Administrator” of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer HR Services, LLC is the recordkeeper of the Plan.  Certain Plan investments are shares of funds managed by the Trustee or companies affiliated with the Trustee, or shares of a company affiliated with CBS Corp., and therefore qualify as a party-in-interest transaction.  The fair value of these investments was $284 million at December 31, 2013 and $263 million at December 31, 2012 and these investments depreciated by $2 million for the year ended December 31, 2013.  In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as a party-in-interest transaction. The fair value of these investments was $744 million at December 31, 2013 and $515 million at December 31, 2012.  For the year ended December 31, 2013, these investments appreciated by $326 million and earned dividends of $6 million.  During the year ended December 31, 2013, the Plan purchased $4 million of CBS Corp. common stock and sold $96 million of CBS Corp. common stock.

Participant Accounts

Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, if applicable, the participant’s share of the investment income (loss) and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options.  These investment options include common collective funds, registered investment

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

companies (mutual funds), separately managed accounts, which primarily invest in common stocks, a fixed income fund and the CBS Corp. Class B Common Stock Fund.

Within the Plan, the CBS Corp. Common Stock funds are part of an Employee Stock Ownership Plan (“ESOP”).  As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or to receive the dividends as a cash payout.  If a participant does not make an election, the dividends are reinvested in the ESOP account.

Participants may also elect to open a self-directed brokerage account (“SDA”).  Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund.  A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA.  The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions

The Plan permits participants to contribute up to 50% of eligible annual compensation on a traditional before-tax, Roth 401(k) after-tax or combination basis or 15% on a traditional after-tax basis, subject to the Code limitations set forth below.  Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan.  For 2013, the Board set the employer’s matching contribution at 70% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Employer matching contributions are initially invested in the CBS Corp. Class B Common Stock Fund.  Participants are permitted to immediately transfer their Company matching contributions out of the CBS Corp. Class B Common Stock Fund and into any other investment option.

Upon date of hire and, effective with the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation.  However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $17,500 for 2013.  Total compensation considered under the Plan, based on Code limits, may not exceed $255,000 for 2013.  The Code also limits annual aggregate participant and employer contributions to the lesser of $51,000 or 100% of compensation in 2013.  All contributions made to the Plan

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

on an annual basis may be further limited due to certain non-discrimination requirements prescribed by the Code.

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions.  These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum $17,500 contribution permitted under the Plan for a plan year.  The limit for catch-up contributions is $5,500 in 2013.

Vesting

Participants in the Plan are immediately vested in their own contributions and earnings thereon.  Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service.  If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses.  Forfeitures are recorded at the time vested benefits are distributed.  During 2013, the Company utilized forfeitures of approximately $5,194,000 to reduce matching contributions and approximately $417,000 to pay administrative expenses.  As of December 31, 2013 and 2012, the Company had forfeitures of approximately $1,785,000 and $2,040,000, respectively, available to be used as noted above.

Notes Receivable from Participants

Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made.  The minimum loan available to a participant is $500.  The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions.  Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant.  The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence.  Repayments of loan principal and interest are allocated in accordance with the participant’s current investment elections.

The loans outstanding carry interest rates ranging from 4.25% to 11.50% as of December 31, 2013.

Due from Broker for Securities Sold

On January 1, 2014, in connection with the Company’s planned disposition of CBS Outdoor Americas Inc. (“CBS Outdoor”), the Company established the Outdoor 401(k) Plan. (See note 9).  The increase to “Due

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

from broker for securities sold” at December 31, 2013, reflects security trades that were initiated, but not yet settled, on December 31, 2013 to enable the Plan to transfer the accounts of CBS Outdoor employees from the Plan to the Outdoor 401(k) Plan in January 2014.

Distributions and Withdrawals

Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum or in installments over a period of up to 20 years in the event of retirement, termination of employment, disability or death.  For vested account balances invested in CBS Corp. common stock, participants may elect to receive distributions in cash or whole shares.  In the event of termination of employment, participants may also elect a partial lump sum distribution of their account balance.  In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions.  Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon.  The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship.  There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed.  If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance, it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses

The fees for investment of Plan assets are charged to the Plan’s investment funds.  Certain administrative expenses such as fees for accounting, investment consulting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company.  Recordkeeping and trustee fees are paid from participant accounts. For 2013, approximately $417,000 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

In accordance with Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement attribute for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  As a result, the Statements of Net Assets Available for Benefits present the investments at fair value with a separate adjustment from fair value to contract value for the portion of net assets attributable to each fully benefit-responsive investment contract.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation

Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.  Investments in common stock are reported at fair value based on quoted market prices on national security exchanges.  Investments in registered investment companies are reported at fair value based on quoted market prices in active markets.  The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities.  The fair values of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund.  The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units.  The common collective funds have daily redemptions and one day trading terms.  The common collective funds have no unfunded commitments at December 31, 2013.  The fair value of fixed income, asset-backed and mortgage-backed securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices.  Cash and cash equivalents are valued at cost plus accrued interest, which approximates fair value.

Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation). Futures are marked-to-market and settled daily.  The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The Plan invests in fully benefit-responsive traditional and synthetic guaranteed investment contracts through a fixed income fund.  The contract value of guaranteed investment contracts and synthetic guaranteed investment contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.  The fair value of the fixed rate traditional guaranteed investment contracts is determined by discounting the related cash flows, based on the contract duration, using a yield curve interpolated from swap rates and adjusted for liquidity and credit quality.  The fair value of synthetic guaranteed investment contracts is determined based on quoted market prices for the underlying assets. The fair value of the wrapper contracts for synthetic guaranteed investment contracts is determined using the replacement cost methodology that incorporates various inputs including the difference between the market rate for wrap fees and the actual wrap fees currently charged.

Security Transactions and Income Recognition

Purchases and sales of securities are recorded on the trade date.  The average cost basis is used to determine gains or losses on security dispositions.  Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Adoption of New Accounting Standards

Improving Disclosure about Offsetting Assets and Liabilities

In January 2013, the FASB issued guidance that clarifies the scope of the guidance that was issued in December 2011 relating to transactions subject to disclosures about offsetting assets and liabilities.  The guidance applies to derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are offset either in accordance with specific criteria contained in the FASB clarification or subject to master netting arrangements or similar agreements. This guidance is effective for reporting periods beginning January 1, 2013, and applies retrospectively to all comparative periods presented. The adoption of this guidance did not have a material effect on the Plan’s financial statements.

NOTE 3 – RISKS AND UNCERTAINTIES

The Plan provides for various investment options.  Investment securities are exposed to various risks such as interest rate, market and credit risk.  Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 – INVESTMENTS

Individual investments representing 5% or more of the Plan’s net assets available for benefits are identified below:

	At December 31,
	2013	2012
CBS Corporation Class B Common Stock Fund	$743,282	$513,925
BlackRock S&P 500 Index Fund	$696,545	$549,959

Synthetic guaranteed investment contracts, at contract value:
Monumental Life Insurance Company MDA00930TR	$576,968	$568,477
Prudential Insurance Company of America GA-62413	$402,800	$411,105
Natixis Financial Products, Inc. No. 1222-01 (a)	$—	$305,895
Bank of Tokyo-Mitsubishi UFJ DAM-CBS 13-1 (b)	$293,356	$—

(a)    The Plan did not participate in the investment in 2013.

(b)   The Plan did not participate in the investment in 2012.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

During the year ended December 31, 2013 the Plan’s investments (including gains and losses on investments sold and held during the year) appreciated as follows:

Common collective funds	$242,235
Separately managed accounts (common stock)	88,004
Common stock	329,681
Mutual funds	78,291
Other	56
Net appreciation in fair value of investments	$738,267

Investment Contracts

The Plan invests in synthetic guaranteed investment contracts.  During 2012, the Plan also invested in guaranteed investment contracts.  As described in Note 2, the guaranteed investment contracts are fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to these contracts.  In a guaranteed investment contract, the issuer is contractually obligated to repay the principal and a specified rate of interest to the fund. There are no reserves against contract value for credit risk of the contract issuer or otherwise.

A synthetic guaranteed investment contract provides for the repayment of principal plus a specified rate of interest through benefit-responsive wrapper contracts.  A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a synthetic guaranteed investment contract.  The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments.  Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero.  Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value due to employer initiated events.  These events include, but are not limited to, Plan termination, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, full or partial termination of the Plan, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms.  The Company does not expect any employer initiated events that may cause premature liquidation of a contract at market value.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an un-cured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2013, the Plan did not have any investments in guaranteed investment contracts.  At December 31, 2012, guaranteed investment contracts at contract value of $15 million had a fair value in the aggregate of $15 million.  At December 31, 2013 and 2012, synthetic guaranteed investment contracts at contract value of $1.53 billion and $1.60 billion, respectively, had fair values in the aggregate of $1.60 billion and $1.72 billion, respectively.  The fair value of wrapper contracts was $.7 million at both December 31, 2013 and 2012.

The average yields for investment contracts in the fixed income fund were as follows:

	At December 31,
	2013	2012
Based on actual earnings	1.6%	1.1%
Based on interest rate credited to participants	2.4%	3.1%

NOTE 5 - FAIR VALUE MEASUREMENTS

The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2013 and 2012.  See Note 2 for the valuation methodology used to measure the fair value of these investments.  There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2012 to 2013.  These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value.  Level 1 is based on quoted prices for the asset in active markets.  Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets.  Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset.  The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2013	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$31,344	$—	$31,344
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net (payables) receivables	(76,470)	3,532	—	(72,938)
Money market funds (a)	—	94,838	—	94,838
Common collective funds (b)	—	39,979	—	39,979
U.S. Treasury securities	579,965	—	—	579,965
Government related securities	—	80,942	—	80,942
Corporate bonds	—	453,009	—	453,009
Mortgage-backed and asset-backed securities	—	418,588	—	418,588
Futures (c)	297	—	—	297
Swaps (c)	—	1,422	—	1,422
Wrapper value	—	—	660	660
Common collective funds:
S&P 500 index fund (d)	—	696,545	—	696,545
Target date retirement funds (e)	—	483,622	—	483,622
Emerging markets equity fund	—	72,280	—	72,280
Mid cap equity index fund	—	143,619	—	143,619
Bond index fund	—	135,231	—	135,231
International equity fund	—	127,585	—	127,585
Separately managed accounts:
Wellington Growth Portfolio (f)	160,296	639	—	160,935
Dodge & Cox Value Equity Fund (f)	145,254	7,472	—	152,726
Common stock:
CBS Corp. common stock	744,388	—	—	744,388
Other common stock	24,213	—	—	24,213
Registered investment companies (g)	155,898	—	—	155,898
Money market funds (a)	—	14,575	—	14,575
Other	10	—	—	10
Total	$1,733,851	$2,805,222	$660	$4,539,733

(a)           Primarily invested in U.S. government securities and U.S. government agency securities.

(b)          Primarily invested in mortgage-backed and U.S. government fixed income securities.

(c)           See Note 6 for asset and liability positions of derivative financial instruments.

(d)          Primarily invested in large capitalization equities.

(e)           Primarily invested in a mix of equities and bonds based on target retirement year.

(f)            Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(g)          Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2012	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$45,337	$—	$45,337
Guaranteed investment contracts	—	—	15,261	15,261
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net (payables) receivables	(80,167)	2,796	—	(77,371)
Money market funds (a)	—	64,944	—	64,944
Common collective funds (b)	—	45,157	—	45,157
U.S. Treasury securities	620,185	—	—	620,185
Government related securities	—	125,233	—	125,233
Corporate bonds	—	428,314	—	428,314
Mortgage-backed and asset-backed securities	—	514,147	—	514,147
Futures (c)	570	—	—	570
Wrapper value	—	—	709	709
Common collective funds:
S&P 500 index fund (d)	—	549,959	—	549,959
Target date retirement funds (e)	—	318,902	—	318,902
Emerging markets equity fund	—	84,817	—	84,817
Mid cap equity index fund	—	91,647	—	91,647
Bond index fund	—	139,003	—	139,003
International equity fund	—	91,549	—	91,549
Separately managed accounts:
Wellington Growth Portfolio (f)	130,413	1,144	—	131,557
Dodge & Cox Value Equity Fund (f)	107,402	2,878	—	110,280
Common stock:
CBS Corp. common stock	514,672	—	—	514,672
Other common stock	19,945	—	—	19,945
Registered investment companies (g)	111,978	—	—	111,978
Money market funds (a)	—	9,148	—	9,148
Other	5	—	—	5
Total	$1,425,003	$2,514,975	$15,970	$3,955,948

(a)     Primarily invested in U.S. government securities and U.S. government agency securities.

(b)    Primarily invested in mortgage-backed and U.S. government fixed income securities.

(c)     See Note 6 for asset and liability positions of derivative financial instruments.

(d)    Primarily invested in large capitalization equities.

(e)     Primarily invested in a mix of equities and bonds based on target retirement year.

(f)      Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(g)    Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets at December 31, 2013.

	Guaranteed Investment Contracts	Wrapper Value
At January 1, 2013	$15,261	$709
Actual return on investments:
Related to investments held at end of year	151	(49)
Purchases, sales, issuances and settlements:
Settlements	(15,412)	—
At December 31, 2013	$—	$660

NOTE 6 - FINANCIAL INSTRUMENTS

As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities.  The derivative instruments typically used are interest rate futures, options and swaps.  There is exposure to credit loss in the event of nonperformance by counterparties to option and swap transactions.  The Plan’s investment managers continually monitor the Plan’s positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

The notional amount of outstanding futures contracts was $134 million at December 31, 2013 and $28 million at December 31, 2012. The notional amount of outstanding swap contracts was $55 million at December 31, 2013. There were no outstanding swap contracts at December 31, 2012.

The fair value of derivative financial instruments recorded on the Statements of Net Assets Available for Benefits at December 31, 2013 and 2012 was as follows:

	At December 31,		Statement of Net Assets
	2013	2012	Available for Benefits Account

Asset position:
Interest rate futures	$761	$704	Investments, at fair value
Interest rate swaps	$1,422	$—	Investments, at fair value

Liability position:
Interest rate futures	$(464)	$(134)	Investments, at fair value

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Net gains recognized on derivative financial instruments were as follows:

Year Ended December 31, 2013

Interest rate futures	$1,450

The gains and losses recognized on derivative instruments are reflected in the fair value of the synthetic guaranteed investment contracts, which is used in determining the interest earned on these contracts.

NOTE 7 - INCOME TAX STATUS

The Internal Revenue Service (“IRS”) issued a favorable determination letter dated April 18, 2013, indicating that the Plan satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code.  The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.  In addition, the Plan Administrator has concluded that as of December 31, 2013, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress.  The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2010.

NOTE 8 – TERMINATION PRIORITIES

Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, or delegates thereof, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits.  In the event of termination of the Plan, participants become fully vested.  Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

NOTE 9 – SUBSEQUENT EVENT

On January 1, 2014, in connection with the planned disposition of CBS Outdoor, the Company established the Outdoor 401(k) Plan.  In January 2014, net assets of approximately $151,500,000 attributable to CBS Outdoor participants in the CBS 401(k) Plan were transferred to the Outdoor 401(k) Plan.  These participants’ accounts were invested into funds in the Outdoor 401(k) Plan that are similar in nature to the CBS 401(k) Plan’s funds.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 10 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2013	2012
Net assets available for benefits per the financial statements	$ 4,535,452	$ 3,875,358
Amounts allocated to withdrawing participants	(609)	(410)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	62,561	123,251
Net assets available for benefits per the Form 5500	$ 4,597,404	$ 3,998,199

The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2013
Net increase in net assets available for benefits per the financial statements	$660,094
Less: Amounts allocated to withdrawing participants at December 31, 2013	(609)
Add: Amounts allocated to withdrawing participants at December 31, 2012	410
Add: Adjustment from contract value to fair value for fully benefit- responsive investment contracts at December 31, 2013	62,561
Less: Adjustment from contract value to fair value for fully benefit- responsive investment contracts at December 31, 2012	(123,251)
Net increase in net assets available for benefits per the Form 5500	$599,205

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2013, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401 (k) PLAN

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

For the year ended December 31, 2013

(Dollars in thousands)

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here				Fiduciary Correction
If Late Participant Loan Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Program (VFCP) and Prohibited Transaction Exemption 2002-51

$-	$-	$185	$-	$-

SCHEDULE H, line 4i

CBS 401 (k) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2013

(Dollars in thousands)

		Identity of issuer, borrower, lessor or similar party	Maturity and Interest Rates	Cost (5)	Current Value	Wrapper Value

		Self Directed Accounts			$34,897	$-

		Corporate Common Stock
*		CBS Corporation Class A Common Stock			1,106	-
*		CBS Corporation Class B Common Stock			743,282	-

		Total Corporate Common Stock			744,388	-

		Mutual Funds
		DFA U.S. Small Cap Fund			150,275	-
*		Dreyfus Government Cash Management Fund			40,868	-

		Total Mutual Funds			191,143	-

		Common Collective Funds
		BlackRock S&P 500 Index Fund			696,545	-
		BlackRock Mid Cap Equity Index Fund			143,619	-
*		BNY Mellon Aggregate Bond Index Fund			135,231	-
		Capital Guardian International Equity Fund			127,585	-
		BlackRock LifePath 2020 Fund			105,106	-
		BlackRock LifePath 2040 Fund			97,814	-
		BlackRock LifePath 2050 Fund			74,222	-
		Capital Guardian Emerging Markets Equity Fund			72,280	-
		BlackRock LifePath 2045 Fund			50,780	-
		BlackRock LifePath Retirement Fund			43,689	-
		BlackRock LifePath 2035 Fund			33,493	-
		BlackRock LifePath 2030 Fund			31,249	-
		BlackRock LifePath 2025 Fund			28,284	-
		BlackRock LifePath 2015 Fund			18,985	-

		Total Common Collective Funds			1,658,882	-

		Separately Managed Accounts (1)
	(2)	Wellington Growth Portfolio			160,935	-
	(2)	Dodge & Cox Value Equity Fund			152,726	-

		Total Separately Managed Accounts			313,661	-

		Synthetic Guaranteed Investment Contracts (3)
	(4)	Monumental Life Insurance Company
		MDA00930TR	evergreen and variable %		602,262	-
	(4)	Prudential Insurance Company of America
		GA-62413	evergreen and variable %		413,860	-
	(4)	Bank of Tokyo-Mitsubishi UFJ
		DAM-CBS13-1	evergreen and variable %		306,783	-
	(4)	State Street Bank and Trust Company
		No. 108002	evergreen and variable %		154,307	-
	(4)	Bank of Tokyo-Mitsubishi UFJ
		DAM-CBS13-2	evergreen and variable %		119,550	-

		Total Synthetic Guaranteed Investment Contracts			1,596,762	-

*		Notes receivable from participants	Maturity dates through 2038 and interest rates ranging from 4.25% to 11.50%		34,584	-

		Wrapper value			-	660

		Total investments, at fair value and notes receivable from participants			$4,574,317	$660

		*			Identified as a party-in-interest transaction to the Plan.

		(1)			Includes $8 million of investments identified as a party-in-interest transaction to the Plan.
		(2)			Refer to Attachment A for listing of assets relating to these accounts.
		(3)			Includes $97 million of investments identified as a party-in-interest transaction to the Plan.
		(4)			Refer to Attachment B for listing of assets relating to these contracts.
		(5)			There are no non-participant directed investments.

Attachment A

(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ALLERGAN INC/UNITED STATES	COMMON STOCK		1,891
	ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		2,811
	AMAZON.COM INC	COMMON STOCK		498
	AMERICAN EXPRESS CO	COMMON STOCK		1,823
	AMERICAN TOWER CORP	COMMON STOCK		1,278
	AMETEK INC	COMMON STOCK		2,034
	ANADARKO PETROLEUM CORP	COMMON STOCK		1,230
	ANHEUSER-BUSCH INBEV NV	COMMON STOCK		2,083
	APPLE INC	COMMON STOCK		2,797
	AUTOZONE INC	COMMON STOCK		2,837
	BIOGEN IDEC INC	COMMON STOCK		3,007
	BLACKROCK INC	COMMON STOCK		1,919
	BRISTOL-MYERS SQUIBB CO	COMMON STOCK		2,804
	CHIPOTLE MEXICAN GRILL INC	COMMON STOCK		1,010
	CITRIX SYSTEMS INC	COMMON STOCK		794
	COBALT INTERNATIONAL ENERGY IN	COMMON STOCK		870
	COGNIZANT TECHNOLOGY SOLUTIONS	COMMON STOCK		3,375
	COMCAST CORP	COMMON STOCK		2,327
	COVIDIEN PLC	COMMON STOCK		1,751
	CVS CAREMARK CORP	COMMON STOCK		2,381
	DIAGEO PLC	COMMON STOCK		1,391
	DOLLAR GENERAL CORP	COMMON STOCK		1,363
	DR HORTON INC	COMMON STOCK		2,845
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		639
	DUNKIN’ BRANDS GROUP INC	COMMON STOCK		2,394
	EATON CORP PLC	COMMON STOCK		1,871
	EBAY INC	COMMON STOCK		991
	EQUIFAX INC	COMMON STOCK		1,843
	FACEBOOK INC	COMMON STOCK		3,291
	GILEAD SCIENCES INC	COMMON STOCK		4,981
	GOOGLE INC	COMMON STOCK		6,803
	GREEN MOUNTAIN COFFEE ROASTERS	COMMON STOCK		3,143
	HARLEY-DAVIDSON INC	COMMON STOCK		2,592
	HERTZ GLOBAL HOLDINGS INC	COMMON STOCK		1,928
	HOME DEPOT INC/THE	COMMON STOCK		3,362
	IHS INC	COMMON STOCK		1,874
	INTERCONTINENTALEXCHANGE GROUP	COMMON STOCK		1,573
	INTUIT INC	COMMON STOCK		1,703
	INTUITIVE SURGICAL INC	COMMON STOCK		1,348
	JB HUNT TRANSPORT SERVICES INC	COMMON STOCK		1,500
	JUNIPER NETWORKS INC	COMMON STOCK		1,678
	KANSAS CITY SOUTHERN	COMMON STOCK		1,535
	LENNAR CORP	COMMON STOCK		2,792
	LINKEDIN CORP	COMMON STOCK		1,858
	LOWE’S COS INC	COMMON STOCK		3,540
	LULULEMON ATHLETICA INC	COMMON STOCK		1,978
	MASTERCARD INC	COMMON STOCK		3,325
	MEAD JOHNSON NUTRITION CO	COMMON STOCK		811
	MICHAEL KORS HOLDINGS LTD	COMMON STOCK		1,395
	MICROSOFT CORP	COMMON STOCK		2,698
	MONDELEZ INTERNATIONAL INC	COMMON STOCK		2,058
	MONSANTO CO	COMMON STOCK		3,034
	MONSTER BEVERAGE CORP	COMMON STOCK		1,919
	NIELSEN HOLDINGS NV	COMMON STOCK		2,057
	ORACLE CORP	COMMON STOCK		2,793
	PANERA BREAD CO	COMMON STOCK		724
	PRECISION CASTPARTS CORP	COMMON STOCK		1,215
	PRICELINE.COM INC	COMMON STOCK		3,086
	PVH CORP	COMMON STOCK		1,444
	RALPH LAUREN CORP	COMMON STOCK		1,299
	REGENERON PHARMACEUTICALS INC	COMMON STOCK		1,660
	ROSS STORES INC	COMMON STOCK		1,881
	SAFRAN SA	COMMON STOCK		1,929
	SALESFORCE.COM INC	COMMON STOCK		2,438
	SERVICENOW INC	COMMON STOCK		1,156
	SHERWIN-WILLIAMS CO/THE	COMMON STOCK		1,674
	SIRIUS XM HOLDINGS INC	COMMON STOCK		1,554
	SPLUNK INC	COMMON STOCK		1,276
	STARWOOD HOTELS & RESORTS WORL	COMMON STOCK		2,297
	TIME WARNER INC	COMMON STOCK		2,191
	TWENTY FIRST CENTURY FOX INC	COMMON STOCK		2,825
	VERTEX PHARMACEUTICALS INC	COMMON STOCK		776
	VISA INC	COMMON STOCK		2,491
	WALT DISNEY CO/THE	COMMON STOCK		2,939
	WW GRAINGER INC	COMMON STOCK		329
	WYNDHAM WORLDWIDE CORP	COMMON STOCK		1,633
	WYNN RESORTS LTD	COMMON STOCK		2,191
	YUM! BRANDS INC	COMMON STOCK		1,501
	WELLINGTON GROWTH PORTFOLIO			$160,935

Attachment A

(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ADT CORP/THE	COMMON STOCK		1,376
	AOL INC	COMMON STOCK		700
	ADOBE SYSTEMS INC	COMMON STOCK		1,078
	AEGON NV	COMMON STOCK		1,374
	APACHE CORP	COMMON STOCK		1,762
	BB&T CORP	COMMON STOCK		1,213
	BAKER HUGHES INC	COMMON STOCK		2,213
	BANK OF AMERICA CORP	COMMON STOCK		3,270
	BANK OF NEW YORK MELLON CORP/T	COMMON STOCK		3,389
	BOSTON SCIENTIFIC CORP	COMMON STOCK		962
	CIGNA CORPORATION COM	COMMON STOCK		875
	CADENCE DESIGN SYSTEMS INC	COMMON STOCK		456
	CAPITAL ONE FINANCIAL CORP	COMMON STOCK		6,014
	CARMAX INC	COMMON STOCK		705
	CELANESE CORP	COMMON STOCK		1,521
	CHEVRON CORP	COMMON STOCK		2,406
	COACH INC	COMMON STOCK		1,403
	COMCAST CORP	COMMON STOCK		5,196
	COMPUTER SCIENCES CORP	COMMON STOCK		950
	CORNING INC	COMMON STOCK		1,648
	DISH NETWORK CORP	COMMON STOCK		1,390
	DOMTAR CORP	COMMON STOCK		189
	DOW CHEMICAL CO/THE	COMMON STOCK		1,265
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		7,472
	EMC CORP/MA	COMMON STOCK		85
	EBAY INC	COMMON STOCK		1,592
	EXPRESS SCRIPTS HOLDING CO	COMMON STOCK		555
	FEDEX CORP	COMMON STOCK		3,594
	FOREST LABORATORIES INC	COMMON STOCK		840
	GENERAL ELECTRIC CO	COMMON STOCK		4,625
	GLAXOSMITHKLINE PLC	COMMON STOCK		3,871
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		3,279
	GOOGLE INC	COMMON STOCK		2,353
	HSBC HOLDINGS PLC	COMMON STOCK		855
	HEWLETT-PACKARD CO	COMMON STOCK		5,456
	JPMORGAN CHASE & CO	COMMON STOCK		1,228
	KONINKLIJKE PHILIPS NV	COMMON STOCK		998
	LIBERTY INTERACTIVE CORP	COMMON STOCK		1,321
	MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		698
	MCGRAW HILL FINANCIAL INC	COMMON STOCK		1,173
	MEDTRONIC INC	COMMON STOCK		1,004
	MERCK & CO INC	COMMON STOCK		5,005
	METLIFE INC	COMMON STOCK		1,456
	MICROSOFT CORP	COMMON STOCK		5,240
	NVR INC	COMMON STOCK		308
	NETAPP INC	COMMON STOCK		1,748
	NEWS CORP	COMMON STOCK		325
	NOKIA OYJ	COMMON STOCK		1,419
	NOVARTIS AG	COMMON STOCK		4,421
	PFIZER INC	COMMON STOCK		3,752
	SANOFI	COMMON STOCK		4,162
	SCHLUMBERGER LTD	COMMON STOCK		3,920
	CHARLES SCHWAB CORP/THE	COMMON STOCK		3,900
	SPRINT CORP	COMMON STOCK		1,182
	SUNTRUST BANKS INC	COMMON STOCK		1,160
	SYMANTEC CORP	COMMON STOCK		3,183
	SYNOPSYS INC	COMMON STOCK		1,217
	TIME WARNER INC	COMMON STOCK		4,390
	TIME WARNER CABLE INC	COMMON STOCK		3,522
	TWENTY FIRST CENTURY FOX INC	COMMON STOCK		2,814
	UNILEVER PLC	COMMON STOCK		824
	UNITEDHEALTH GROUP INC	COMMON STOCK		1,393
	VODAFONE GROUP PLC	COMMON STOCK		983
	VULCAN MATERIALS CO	COMMON STOCK		761
	WAL-MART STORES INC	COMMON STOCK		2,282
	WELLS FARGO & CO	COMMON STOCK		5,676
	XEROX CORP	COMMON STOCK		937
	WEATHERFORD INTERNATIONL LTD	COMMON STOCK		1,046
	TE CONNECTIVITY LTD	COMMON STOCK		2,012
	TYCO INTERNATIONAL LTD SHS	COMMON STOCK		1,334
	DODGE & COX VALUE EQUITY FUND			$152,726

*                   Identified as a party-in-interest transaction to the Plan.

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
90DAY EURODOLLAR FUTURE (CME)	EXP SEP 16	OTHER INVESTMENTS	(46)
90DAY EURODOLLAR FUTURE (CME)	EXP JUN 15	OTHER INVESTMENTS	(36)
90DAY EURODOLLAR FUTURE (CME)	EXP JUN 16	OTHER INVESTMENTS	(27)
90DAY EURODOLLAR FUTURE (CME)	EXP MAR 16	OTHER INVESTMENTS	(27)
90DAY EURODOLLAR FUTURE (CME)	EXP MAR 15	OTHER INVESTMENTS	(24)
90DAY EURODOLLAR FUTURE (CME)	EXP SEP 15	OTHER INVESTMENTS	(3)
90DAY EURODOLLAR FUTURE (CME)	EXP SEP 15	OTHER INVESTMENTS	10
90DAY EURODOLLAR FUTURE (CME)	EXP DEC 15	OTHER INVESTMENTS	389
ABBEY NATIONAL TREASURY S 144A	3.875% 11/10/2014 DD 11/10/09	CORPORATE DEBT INSTRUMENTS	1,012
ABBEY NATIONAL TREASURY SERVIC	2.875% 04/25/2014 DD 04/27/11	CORPORATE DEBT INSTRUMENTS	403
ABBVIE INC	1.750% 11/06/2017 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	664
ABBVIE INC	1.750% 11/06/2017 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	1,283
ACCESS GROUP INC 1 A	VAR RT 10/27/2025 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	695
ACE INA HOLDINGS INC	5.800% 03/15/2018 DD 02/14/08	CORPORATE DEBT INSTRUMENTS	122
ACE INA HOLDINGS INC	2.700% 03/13/2023 DD 03/13/13	CORPORATE DEBT INSTRUMENTS	367
ACHMEA HYPOTHEEKBANK NV 144A	3.200% 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	436
ACHMEA HYPOTHEEKBANK NV 144A	VAR RT 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	947
ACTAVIS INC	3.250% 10/01/2022 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	359
ACTAVIS INC	1.875% 10/01/2017 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	747
AETNA INC	2.750% 11/15/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	613
AETNA INC	6.000% 06/15/2016 DD 06/09/06	CORPORATE DEBT INSTRUMENTS	1,247
ALCOA INC	5.550% 02/01/2017 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	50
ALLEGHANY CORP	5.625% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	766
ALLIED WORLD ASSURANCE CO LTD	7.500% 08/01/2016 DD 07/26/06	CORPORATE DEBT INSTRUMENTS	577
ALLY AUTO RECEIVABLES TRU 1 A3	0.930% 02/16/2016 DD 01/18/12	CORPORATE DEBT INSTRUMENTS	666
ALTRIA GROUP INC	4.000% 01/31/2024 DD 10/31/13	CORPORATE DEBT INSTRUMENTS	332
ALTRIA GROUP INC	7.750% 02/06/2014 DD 02/06/09	CORPORATE DEBT INSTRUMENTS	546
AMERICA MOVIL SAB DE CV	2.375% 09/08/2016 DD 09/08/11	CORPORATE DEBT INSTRUMENTS	978
AMERICAN AIRLINES 2013-2 144A	4.950% 07/15/2024 DD 07/31/13	CORPORATE DEBT INSTRUMENTS	698
AMERICAN EXPRESS CO	6.150% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	307
AMERICAN EXPRESS CO	1.550% 05/22/2018 DD 05/22/13	CORPORATE DEBT INSTRUMENTS	708
AMERICAN EXPRESS CO	1.550% 05/22/2018 DD 05/22/13	CORPORATE DEBT INSTRUMENTS	801
AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	956
AMERICAN EXPRESS CRED 4 C 144A	VAR RT 05/15/2020 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	2,105
AMERICAN EXPRESS CREDIT AC 2 A	VAR RT 05/17/2021 DD 11/13/13	CORPORATE DEBT INSTRUMENTS	812
AMERICAN EXPRESS CREDIT CORP	2.750% 09/15/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	109
AMERICAN EXPRESS CREDIT CORP	2.800% 09/19/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	1,254
AMERICAN INTERNATIONAL GROUP I	5.600% 10/18/2016 DD 10/18/06	CORPORATE DEBT INSTRUMENTS	117
AMERICAN INTERNATIONAL GROUP I	6.400% 12/15/2020 DD 12/03/10	CORPORATE DEBT INSTRUMENTS	236
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	251
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	251
AMERICAN INTERNATIONAL GROUP I	3.000% 03/20/2015 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	257
AMERICAN INTERNATIONAL GROUP I	4.875% 06/01/2022 DD 05/24/12	CORPORATE DEBT INSTRUMENTS	258
AMERICAN INTERNATIONAL GROUP I	8.250% 08/15/2018 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	281
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	401
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	418
AMERICAN INTERNATIONAL GROUP I	4.875% 09/15/2016 DD 09/13/11	CORPORATE DEBT INSTRUMENTS	544
AMERICAN INTERNATIONAL GROUP I	3.800% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	545
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	559
AMERICAN INTERNATIONAL GROUP I	5.050% 10/01/2015 DD 04/01/06	CORPORATE DEBT INSTRUMENTS	643
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	1,788
AMERICAN TOWER CORP	3.500% 01/31/2023 DD 01/08/13	CORPORATE DEBT INSTRUMENTS	615
AMERICREDIT AUTOMOBILE RE 2 A2	0.760% 10/08/2015 DD 04/19/12	CORPORATE DEBT INSTRUMENTS	140
AMERICREDIT AUTOMOBILE RE 3 A2	0.710% 12/08/2015 DD 06/27/12	CORPORATE DEBT INSTRUMENTS	293
AMGEN INC	4.850% 11/18/2014 DD 11/18/04	CORPORATE DEBT INSTRUMENTS	128
ANADARKO PETROLEUM CORP	5.750% 06/15/2014 DD 06/12/09	CORPORATE DEBT INSTRUMENTS	128
ANADARKO PETROLEUM CORP	7.625% 03/15/2014 DD 03/05/09	CORPORATE DEBT INSTRUMENTS	152
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	511
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	683
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	1,108
ANCHORAGE CAPITAL 1A A1 144A	VAR RT 07/13/2025 DD 06/27/13	CORPORATE DEBT INSTRUMENTS	934
ANHEUSER-BUSCH INBEV FINANCE I	2.625% 01/17/2023 DD 01/17/13	CORPORATE DEBT INSTRUMENTS	257
ANHEUSER-BUSCH INBEV WORLDWIDE	2.500% 07/15/2022 DD 07/16/12	CORPORATE DEBT INSTRUMENTS	176
APPALACHIAN POWER CO	3.400% 05/24/2015 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	929
APPLE INC	2.400% 05/03/2023 DD 05/03/13	CORPORATE DEBT INSTRUMENTS	57
APPLE INC	1.000% 05/03/2018 DD 05/03/13	CORPORATE DEBT INSTRUMENTS	919
ARES ENHANCED LOAN 2A A2 144A	VAR RT 01/26/2020 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	297
ARIZONA PUBLIC SERVICE CO	4.650% 05/15/2015 DD 05/12/03	CORPORATE DEBT INSTRUMENTS	110
ARIZONA PUBLIC SERVICE CO	8.750% 03/01/2019 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	794
ARROW ELECTRONICS INC	3.000% 03/01/2018 DD 02/20/13	CORPORATE DEBT INSTRUMENTS	250
ASSET BACKED FUNDING C WF1 A2C	VAR RT 12/25/2034 DD 04/28/05	CORPORATE DEBT INSTRUMENTS	374
AT&T INC	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	73
AT&T INC	5.500% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	187
AT&T INC	VAR RT 02/12/2016 DD 02/12/13	CORPORATE DEBT INSTRUMENTS	489
AT&T INC	1.700% 06/01/2017 DD 06/14/12	CORPORATE DEBT INSTRUMENTS	497
AT&T INC	1.400% 12/01/2017 DD 12/11/12	CORPORATE DEBT INSTRUMENTS	508
AT&T INC	1.700% 06/01/2017 DD 06/14/12	CORPORATE DEBT INSTRUMENTS	770
AT&T INC	2.950% 05/15/2016 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	938
AUSTRALIA & NEW ZEALAND BANKIN	1.875% 10/06/2017 DD 09/11/12	CORPORATE DEBT INSTRUMENTS	1,099
AUTOZONE INC	5.500% 11/15/2015 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	974
AVIS BUDGET RENTAL C 1A A 144A	1.920% 09/20/2019 DD 02/13/13	CORPORATE DEBT INSTRUMENTS	2,060
AVON PRODUCTS INC	4.600% 03/15/2020 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	273
AVON PRODUCTS INC	5.000% 03/15/2023 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	510
AXIS CAPITAL HOLDINGS LTD	5.750% 12/01/2014 DD 11/15/04	CORPORATE DEBT INSTRUMENTS	55
BANC OF AMERICA COMMERCI 1 A1A	VAR RT 09/10/2045 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,736
BANC OF AMERICA COMMERCIA 2 A4	VAR RT 05/10/2045 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,309
BANC OF AMERICA COMMERCIA 3 A3	VAR RT 06/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	1,652
BANC OF AMERICA COMMERCIA 5 A3	5.620% 02/10/2051 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	1,472
BANC OF AMERICA MERRILL L 6 A4	VAR RT 09/10/2047 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,661
BANC OF AMERICA MERRILL L 6 A5	4.811% 12/10/2042 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	205
BANK OF AMERICA CORP	4.500% 04/01/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	209
BANK OF AMERICA CORP	5.750% 08/15/2016 DD 08/14/06	CORPORATE DEBT INSTRUMENTS	232
BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	233

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	301
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	313
	BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	360
	BANK OF AMERICA CORP	3.750% 07/12/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	436
	BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	514
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	552
	BANK OF AMERICA CORP	VAR RT 10/14/2016 DD 10/26/06	CORPORATE DEBT INSTRUMENTS	722
	BANK OF AMERICA CORP	3.875% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	779
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	837
	BANK OF AMERICA CORP	1.500% 10/09/2015 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	919
	BANK OF AMERICA CORP	7.375% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,010
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	1,025
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	1,366
	BANK OF AMERICA CORP	6.500% 08/01/2016 DD 07/28/09	CORPORATE DEBT INSTRUMENTS	1,948
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	2,336
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	3,073
	BANK OF AMERICA NA	5.300% 03/15/2017 DD 03/13/07	CORPORATE DEBT INSTRUMENTS	276
	BANK OF MONTREAL	2.500% 01/11/2017 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	670
	BANK OF MONTREAL	1.450% 04/09/2018 DD 04/09/13	CORPORATE DEBT INSTRUMENTS	974
*	BANK OF NEW YORK MELLON CORP/T	1.350% 03/06/2018 DD 03/06/13	CORPORATE DEBT INSTRUMENTS	1,224
	BANK OF NOVA SCOTIA	1.100% 12/13/2016 DD 12/13/13	CORPORATE DEBT INSTRUMENTS	492
	BANK OF NOVA SCOTIA	0.750% 10/09/2015 DD 10/09/12	CORPORATE DEBT INSTRUMENTS	873
	BANK OF NOVA SCOTIA	2.550% 01/12/2017 DD 01/12/12	CORPORATE DEBT INSTRUMENTS	1,613
	BANK OF NOVA SCOTIA 144A	1.050% 03/20/2015 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,240
	BANK OF NOVA SCOTIA 144A	1.650% 10/29/2015 DD 10/29/10	CORPORATE DEBT INSTRUMENTS	1,249
	BARCLAYS BANK PLC	2.750% 02/23/2015 DD 02/23/15	CORPORATE DEBT INSTRUMENTS	430
	BARCLAYS BANK PLC	2.375% 01/13/2014 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	3,002
	BARCLAYS BANK PLC 144A	2.250% 05/10/2017 DD 05/10/12	CORPORATE DEBT INSTRUMENTS	1,108
	BAT INTERNATIONAL FINANCE 144A	3.250% 06/07/2022 DD 06/07/12	CORPORATE DEBT INSTRUMENTS	406
	BAT INTERNATIONAL FINANCE 144A	1.400% 06/05/2015 DD 06/07/12	CORPORATE DEBT INSTRUMENTS	514
	BATTALION CLO LT 13-4A A1 144A	VAR RT 10/22/2025 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	598
	BAXTER INTERNATIONAL INC	5.900% 09/01/2016 DD 08/08/06	CORPORATE DEBT INSTRUMENTS	198
	BAXTER INTERNATIONAL INC	1.850% 01/15/2017 DD 12/19/11	CORPORATE DEBT INSTRUMENTS	243
	BB&T CORP	1.600% 08/15/2017 DD 08/14/12	CORPORATE DEBT INSTRUMENTS	471
	BEAR STEARNS COMMERCI PW11 A1A	VAR RT 03/11/2039 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,463
	BEAR STEARNS COMMERCI PW12 A1A	VAR RT 09/11/2038 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,137
	BEAR STEARNS COMMERCI PW14 A1A	5.189% 12/11/2038 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	925
	BEAR STEARNS COMMERCI PWR9 A4A	4.871% 09/11/2042 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	262
	BEAR STEARNS COMMERCIA PW10 A4	VAR RT 12/11/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	265
	BEAR STEARNS COMMERCIA PW17 A3	5.736% 06/11/2050 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	555
	BEAR STEARNS COMMERCIA PWR4 A3	VAR RT 06/11/2041 DD 06/01/04	CORPORATE DEBT INSTRUMENTS	161
	BEAR STEARNS COS LLC/THE	5.550% 01/22/2017 DD 11/22/06	CORPORATE DEBT INSTRUMENTS	156
	BEAR STEARNS COS LLC/THE	4.650% 07/02/2018 DD 06/25/03	CORPORATE DEBT INSTRUMENTS	157
	BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	454
	BELLSOUTH CORP	5.200% 09/15/2014 DD 09/13/04	CORPORATE DEBT INSTRUMENTS	181
	BENEFIT STREET 13-IIA A1 144A	VAR RT 07/15/2024 DD 06/13/13	CORPORATE DEBT INSTRUMENTS	1,077
	BERKSHIRE HATHAWAY FINANCE COR	5.400% 05/15/2018 DD 11/15/08	CORPORATE DEBT INSTRUMENTS	161
	BERKSHIRE HATHAWAY INC	2.200% 08/15/2016 DD 08/15/11	CORPORATE DEBT INSTRUMENTS	191
	BHP BILLITON FINANCE USA LTD	3.850% 09/30/2023 DD 09/30/13	CORPORATE DEBT INSTRUMENTS	357
	BHP BILLITON FINANCE USA LTD	1.125% 11/21/2014 DD 11/21/11	CORPORATE DEBT INSTRUMENTS	1,083
	BLACK & DECKER CORP/THE	5.750% 11/15/2016 DD 11/16/06	CORPORATE DEBT INSTRUMENTS	851
	BLUE HILL CLO 2013 CL A 144A	VAR RT 01/15/2026 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	299
	BNP PARIBAS SA	2.375% 09/14/2017 DD 09/14/12	CORPORATE DEBT INSTRUMENTS	276
	BOSTON SCIENTIFIC CORP	2.650% 10/01/2018 DD 08/13/13	CORPORATE DEBT INSTRUMENTS	383
	BP CAPITAL MARKETS PLC	2.750% 05/10/2023 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	73
	BP CAPITAL MARKETS PLC	1.375% 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	223
	BP CAPITAL MARKETS PLC	1.375% 11/06/2017 DD 11/06/12	CORPORATE DEBT INSTRUMENTS	295
	BP CAPITAL MARKETS PLC	3.200% 03/11/2016 DD 03/11/11	CORPORATE DEBT INSTRUMENTS	446
	BP CAPITAL MARKETS PLC	2.248% 11/01/2016 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	476
	BP CAPITAL MARKETS PLC	VAR RT 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	495
	BP CAPITAL MARKETS PLC	4.500% 10/01/2020 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	864
	BP CAPITAL MARKETS PLC	1.375% 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	1,097
	BPCE SA	1.700% 04/25/2016 DD 04/25/13	CORPORATE DEBT INSTRUMENTS	403
	BPCE SA 144A	5.700% 10/22/2023 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	335
	BPCE SA 144A	VAR RT 02/07/2014 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	1,502
	BRANCH BANKING & TRUST CO	2.300% 10/15/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	1,237
	BRAZILIAN GOVERNMENT INTERNATI	4.875% 01/22/2021 DD 04/22/10	OTHER INVESTMENTS	106
	BRAZILIAN GOVERNMENT INTERNATI	8.875% 10/14/2019 DD 10/14/04	OTHER INVESTMENTS	227
	BRAZILIAN GOVERNMENT INTERNATI	6.000% 01/17/2017 DD 11/14/06	OTHER INVESTMENTS	332
	BRAZOS HIGHER EDUCATION 3 A14	VAR RT 09/25/2023 DD 11/22/05	CORPORATE DEBT INSTRUMENTS	34
	BRAZOS TX HGR EDU AUTH	VAR RT 06/27/2022 DD 10/27/04	OTHER INVESTMENTS	250
	BRITISH TELECOMMUNICATIONS PLC	5.950% 01/15/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	417
	BROOKSIDE MILL 13-1A A1 144A	VAR RT 04/17/2025 DD 05/23/13	CORPORATE DEBT INSTRUMENTS	489
	BROWN-FORMAN CORP	2.500% 01/15/2016 DD 12/16/10	CORPORATE DEBT INSTRUMENTS	516
	BUCKEYE PARTNERS LP	4.150% 07/01/2023 DD 06/10/13	CORPORATE DEBT INSTRUMENTS	385
	BURLINGTON NORTHERN SANTA FE L	5.650% 05/01/2017 DD 04/13/07	CORPORATE DEBT INSTRUMENTS	146
	CALIFORNIA ST	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	63
	CALIFORNIA ST	7.625% 03/01/2040 DD 04/01/10	OTHER INVESTMENTS	78
	CALIFORNIA ST	5.000% 06/01/2037 DD 06/01/07	OTHER INVESTMENTS	102
	CALIFORNIA ST	7.500% 04/01/2034 DD 04/28/09	OTHER INVESTMENTS	510
	CALIFORNIA ST	7.550% 04/01/2039 DD 04/28/09	OTHER INVESTMENTS	1,164
	CAMDEN PROPERTY TRUST	5.700% 05/15/2017 DD 05/04/07	CORPORATE DEBT INSTRUMENTS	389
	CAMERON INTERNATIONAL CORP	1.600% 04/30/2015 DD 05/17/12	CORPORATE DEBT INSTRUMENTS	357
	CANADIAN NATIONAL RAILWAY CO	5.550% 05/15/2018 DD 05/01/08	CORPORATE DEBT INSTRUMENTS	70
	CANADIAN NATIONAL RAILWAY CO	1.450% 12/15/2016 DD 11/15/11	CORPORATE DEBT INSTRUMENTS	529
	CANADIAN NATURAL RESOURCES LTD	1.450% 11/14/2014 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	1,260
	CAPITAL AUTO RECEIVABLES 1 A3	0.790% 06/20/2017 DD 01/24/13	CORPORATE DEBT INSTRUMENTS	1,034
	CAPITAL ONE BANK USA NA	3.375% 02/15/2023 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	232
	CAPITAL ONE BANK USA NA	2.150% 11/21/2018 DD 11/21/13	CORPORATE DEBT INSTRUMENTS	348
	CAPITAL ONE FINANCIAL CORP	6.150% 09/01/2016 DD 08/29/06	CORPORATE DEBT INSTRUMENTS	117
	CAPITAL ONE FINANCIAL CORP	3.500% 06/15/2023 DD 06/06/13	CORPORATE DEBT INSTRUMENTS	222
	CAPITAL ONE FINANCIAL CORP	2.150% 03/23/2015 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	305

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	648
CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	711
CAPITAL ONE MULTI-ASSET A3 A3	0.960% 09/16/2019 DD 11/21/13	CORPORATE DEBT INSTRUMENTS	1,014
CAPITAL ONE NA/MCLEAN VA	1.500% 03/22/2018 DD 03/22/13	CORPORATE DEBT INSTRUMENTS	778
CARDINAL HEALTH INC	4.000% 06/15/2015 DD 06/17/03	CORPORATE DEBT INSTRUMENTS	92
CARDINAL HEALTH INC	1.900% 06/15/2017 DD 05/21/12	CORPORATE DEBT INSTRUMENTS	431
CAREFUSION CORP	5.125% 08/01/2014 DD 02/01/10	CORPORATE DEBT INSTRUMENTS	1,025
CARGILL INC 144A	1.900% 03/01/2017 DD 03/01/12	CORPORATE DEBT INSTRUMENTS	536
CARMAX AUTO OWNER TRUST 2 3 A2	0.430% 09/15/2015 DD 10/11/12	CORPORATE DEBT INSTRUMENTS	410
CARNIVAL CORP	1.200% 02/05/2016 DD 02/07/13	CORPORATE DEBT INSTRUMENTS	444
CATERPILLAR FINANCIAL SERVICES	5.450% 04/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	119
CATERPILLAR FINANCIAL SERVICES	4.625% 06/01/2015 DD 06/14/05	CORPORATE DEBT INSTRUMENTS	204
CATERPILLAR INC	0.950% 06/26/2015 DD 06/26/12	CORPORATE DEBT INSTRUMENTS	679
CBL & ASSOCIATES LP	5.250% 12/01/2023 DD 11/26/13	CORPORATE DEBT INSTRUMENTS	424
CCP IRS USD LIBOR BBA CME	REC 2.00% 18 DEC 2018	OTHER INVESTMENTS	478
CCP_IRS R US0003M P 3.50%	2043 DEC 18 CME	OTHER INVESTMENTS	944
CD 2005-CD1 COMMERCIAL CD1 A4	VAR RT 07/15/2044 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	148
CD 2005-CD1 COMMERCIAL CD1 ASB	VAR RT 07/15/2044 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	90
CD 2006-CD2 MORTGA CD2 A4 144A	VAR RT 01/15/2046 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,137
CD 2006-CD3 MORTGAGE TR CD3 A5	5.617% 10/15/2048 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	2,179
CDP FINANCIAL INC 144A	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	2,037
CENTERPOINT ENERGY INC	6.500% 05/01/2018 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	166
CENTERPOINT ENERGY RESOURCES C	6.150% 05/01/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	126
CHASE ISSUANCE TRUST C1 C1	VAR RT 04/15/2019 DD 02/21/07	CORPORATE DEBT INSTRUMENTS	4,145
CHEVRON CORP	3.191% 06/24/2023 DD 06/24/13	CORPORATE DEBT INSTRUMENTS	178
CHICAGO IL O’HARE INTERNATIONA	5.000% 01/01/2033 DD 12/22/05	OTHER INVESTMENTS	501
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,670
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,683
CIGNA CORP	2.750% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	926
CITIBANK CREDIT CARD ISS A2 A2	4.850% 03/10/2017 DD 03/09/05	CORPORATE DEBT INSTRUMENTS	796
CITIBANK CREDIT CARD ISS A3 A3	5.300% 03/15/2018 DD 03/16/06	CORPORATE DEBT INSTRUMENTS	110
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	1,048
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	2,062
CITIBANK CREDIT CARD ISS C2 C2	VAR RT 03/24/2017 DD 03/30/05	CORPORATE DEBT INSTRUMENTS	998
CITIGROUP COMMERCIAL M GC17 A2	2.962% 11/10/2046 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	1,935
CITIGROUP COMMERCIAL MO C4 A1A	VAR RT 03/15/2049 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,158
CITIGROUP COMMERCIAL MOR C3 A4	4.860% 05/15/2043 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	2,069
CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	212
CITIGROUP INC	5.300% 01/07/2016 DD 12/08/05	CORPORATE DEBT INSTRUMENTS	66
CITIGROUP INC	4.875% 05/07/2015 DD 05/07/03	CORPORATE DEBT INSTRUMENTS	193
CITIGROUP INC	6.000% 08/15/2017 DD 08/15/07	CORPORATE DEBT INSTRUMENTS	223
CITIGROUP INC	6.125% 05/15/2018 DD 05/12/08	CORPORATE DEBT INSTRUMENTS	243
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	290
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	340
CITIGROUP INC	5.000% 09/15/2014 DD 09/16/04	CORPORATE DEBT INSTRUMENTS	370
CITIGROUP INC	3.953% 06/15/2016 DD 06/15/11	CORPORATE DEBT INSTRUMENTS	383
CITIGROUP INC	VAR RT 04/01/2016 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	574
CITIGROUP INC	4.750% 05/19/2015 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	684
CITIGROUP INC	1.300% 04/01/2016 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	697
CITIGROUP INC	1.250% 01/15/2016 DD 01/10/13	CORPORATE DEBT INSTRUMENTS	722
CITIGROUP INC	2.250% 08/07/2015 DD 08/07/12	CORPORATE DEBT INSTRUMENTS	842
CITIGROUP INC	4.587% 12/15/2015 DD 12/15/10	CORPORATE DEBT INSTRUMENTS	903
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	1,037
CITIGROUP INC	8.500% 05/22/2019 DD 05/22/09	CORPORATE DEBT INSTRUMENTS	1,282
CITIGROUP INC	2.500% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	1,286
CITIGROUP INC	6.010% 01/15/2015 DD 12/15/09	CORPORATE DEBT INSTRUMENTS	2,106
CITIGROUP INC	VAR RT 04/01/2016 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	3,221
CLEVELAND ELECTRIC ILLUMINATIN	5.700% 04/01/2017 DD 03/27/07	CORPORATE DEBT INSTRUMENTS	114
CNOOC FINANCE 2013 LTD	1.750% 05/09/2018 DD 05/09/13	CORPORATE DEBT INSTRUMENTS	210
COBALT CMBS COMMERCIAL M C1 A4	5.223% 08/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	135
COCA-COLA CO/THE	1.800% 09/01/2016 DD 08/10/11	CORPORATE DEBT INSTRUMENTS	717
COLLEGE LOAN CORP TRUST 1 A4	VAR RT 04/25/2024 DD 05/20/04	CORPORATE DEBT INSTRUMENTS	667
COMCAST CORP	5.875% 02/15/2018 DD 11/17/06	CORPORATE DEBT INSTRUMENTS	344
COMCAST CORP	5.850% 11/15/2015 DD 11/14/05	CORPORATE DEBT INSTRUMENTS	576
COMM 2006-C7 MORTGAGE TR C7 A4	VAR RT 06/10/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,175
COMMERCIAL MORTGAGE PA CR12 A3	3.765% 10/10/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	541
COMMERCIAL MORTGAGE PASS C1 A2	VAR RT 02/15/2041 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	213
COMMERCIAL MORTGAGE TRU GG3 A3	4.569% 08/10/2042 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	33
COMMERCIAL MORTGAGE TRU GG5 A5	VAR RT 04/10/2037 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	53
COMMERCIAL MORTGAGE TRU GG9 A2	5.381% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	763
COMMIT TO PUR FHLMC GOLD SFM	4.000% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	(11,296)
COMMIT TO PUR FHLMC GOLD SFM	5.500% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	(546)
COMMIT TO PUR FHLMC GOLD SFM	3.000% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	2,037
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	5,213
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	(3,603)
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	(1,086)
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	530
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	949
COMMIT TO PUR FNMA SF MTG	3.500% 02/01/2044 DD 02/01/14	U. S. GOVERNMENT SECURITIES	2,971
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	2,980
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	3,038
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	3,179
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	3,464
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	3,603
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	4,082
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2044 DD 02/01/14	U. S. GOVERNMENT SECURITIES	4,734
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	5,229
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	3,119
COMMIT TO PUR GNMA SF MTG	3.000% 01/15/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	14,486
COMMONWEALTH BANK OF AUSTRALIA	2.500% 09/20/2018 DD 09/20/13	CORPORATE DEBT INSTRUMENTS	959
COMMONWEALTH EDISON CO	5.800% 03/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	316
COMMONWEALTH EDISON CO	1.950% 09/01/2016 DD 09/07/11	CORPORATE DEBT INSTRUMENTS	470

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	COMMONWEALTH EDISON CO	5.950% 08/15/2016 DD 08/28/06	CORPORATE DEBT INSTRUMENTS	798
	CONAGRA FOODS INC	1.900% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	1,193
	CONOCOPHILLIPS	5.200% 05/15/2018 DD 05/08/08	CORPORATE DEBT INSTRUMENTS	32
	CONSOLIDATED EDISON CO OF NEW	5.850% 04/01/2018 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	30
	COOPERATIEVE CENTRALE RAIFFEIS	4.500% 01/11/2021 DD 01/11/11	CORPORATE DEBT INSTRUMENTS	212
	CORP ANDINA DE FOMENTO	8.125% 06/04/2019 DD 06/04/09	CORPORATE DEBT INSTRUMENTS	90
	COSTCO WHOLESALE CORP	5.500% 03/15/2017 DD 02/20/07	CORPORATE DEBT INSTRUMENTS	236
	COUNCIL OF EUROPE DEVELOPMENT	2.750% 02/10/2015 DD 02/10/10	CORPORATE DEBT INSTRUMENTS	662
	COUNTRYWIDE ASSET-BACKED 6 2A5	VAR RT 11/25/2034 DD 06/30/04	CORPORATE DEBT INSTRUMENTS	182
	COVENTRY HEALTH CARE INC	6.300% 08/15/2014 DD 08/27/07	CORPORATE DEBT INSTRUMENTS	996
	COVIDIEN INTERNATIONAL FINANCE	6.000% 10/15/2017 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	30
	COX COMMUNICATIONS INC	5.500% 10/01/2015 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	19
	COX COMMUNICATIONS INC 144A	2.950% 06/30/2023 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	315
	CREDIT SUISSE AG/GUERNSEY 144A	2.600% 05/27/2016 DD 05/27/11	CORPORATE DEBT INSTRUMENTS	759
	CREDIT SUISSE FIRST BOST C5 A4	VAR RT 08/15/2038 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	2,100
	CREDIT SUISSE FIRST BOST C6 AM	VAR RT 12/15/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	127
	CREDIT SUISSE USA INC	4.875% 01/15/2015 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	270
	CREDIT SUISSE/NEW YORK NY	5.500% 05/01/2014 DD 05/04/09	CORPORATE DEBT INSTRUMENTS	1,067
	CSX CORP	7.375% 02/01/2019 DD 01/20/09	CORPORATE DEBT INSTRUMENTS	1,850
	CUBESMART LP	4.375% 12/15/2023 DD 12/17/13	CORPORATE DEBT INSTRUMENTS	318
	CVS CAREMARK CORP	5.750% 06/01/2017 DD 05/25/07	CORPORATE DEBT INSTRUMENTS	43
	CVS CAREMARK CORP	2.250% 12/05/2018 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	300
	DAIMLER FINANCE NORTH AME 144A	1.875% 09/15/2014 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	277
	DAIMLER FINANCE NORTH AME 144A	2.300% 01/09/2015 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	517
	DAIMLER FINANCE NORTH AME 144A	3.000% 03/28/2016 DD 03/28/11	CORPORATE DEBT INSTRUMENTS	846
	DAIMLER FINANCE NORTH AME 144A	1.300% 07/31/2015 DD 08/01/12	CORPORATE DEBT INSTRUMENTS	1,207
	DAIMLER FINANCE NORTH AME 144A	1.875% 09/15/2014 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	1,483
	DAYTON POWER & LIGHT CO/T 144A	1.875% 09/15/2016 DD 09/19/13	CORPORATE DEBT INSTRUMENTS	509
	DBUBS 2011-LC1 LC1A A1 144A	3.742% 11/10/2046 DD 02/01/11	CORPORATE DEBT INSTRUMENTS	1,493
	DELHAIZE GROUP SA	6.500% 06/15/2017 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	786
	DELTA AIR LINES 2010-2 CLASS A	4.950% 11/23/2020 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	250
	DEUTSCHE BANK FINANCIAL LLC	5.375% 03/02/2015 DD 02/21/03	CORPORATE DEBT INSTRUMENTS	183
	DEVON ENERGY CORP	2.400% 07/15/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	925
	DIAGEO CAPITAL PLC	1.125% 04/29/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	906
	DIAGEO FINANCE BV	5.300% 10/28/2015 DD 10/28/05	CORPORATE DEBT INSTRUMENTS	119
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	407
	DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	416
	DIRECTV HOLDINGS LLC / DIRECTV	3.500% 03/01/2016 DD 03/10/11	CORPORATE DEBT INSTRUMENTS	787
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	814
	DIRECTV HOLDINGS LLC / DIRECTV	4.750% 10/01/2014 DD 04/01/10	CORPORATE DEBT INSTRUMENTS	906
	DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	1,170
	DIRECTV HOLDINGS LLC / DIRECTV	3.500% 03/01/2016 DD 03/10/11	CORPORATE DEBT INSTRUMENTS	1,207
	DISCOVER BANK/GREENWOOD DE	2.000% 02/21/2018 DD 02/21/13	CORPORATE DEBT INSTRUMENTS	2,470
	DISCOVER CARD EXECUTION A5 A5	1.040% 04/15/2019 DD 10/29/13	CORPORATE DEBT INSTRUMENTS	1,024
	DISCOVER CARD MASTER TRU A3 A3	0.860% 11/15/2017 DD 06/13/12	CORPORATE DEBT INSTRUMENTS	794
	DNB BOLIGKREDITT AS 144A	2.900% 03/29/2017 DD 03/29/11	CORPORATE DEBT INSTRUMENTS	157
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	37
	DOMINION RESOURCES INC/VA	5.150% 07/15/2015 DD 07/14/05	CORPORATE DEBT INSTRUMENTS	186
	DOVER CORP	5.450% 03/15/2018 DD 03/14/08	CORPORATE DEBT INSTRUMENTS	183
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	930
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	2,166
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	19,483
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	30,266
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	41,994
	DUKE ENERGY CAROLINAS LLC	5.100% 04/15/2018 DD 04/14/08	CORPORATE DEBT INSTRUMENTS	300
	DUKE ENERGY CAROLINAS LLC	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	311
	DUKE ENERGY CORP	2.150% 11/15/2016 DD 11/17/11	CORPORATE DEBT INSTRUMENTS	1,025
	DUKE ENERGY FLORIDA INC	5.800% 09/15/2017 DD 09/18/07	CORPORATE DEBT INSTRUMENTS	89
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	117
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	779
	EATON CORP	2.750% 11/02/2022 DD 11/02/13	CORPORATE DEBT INSTRUMENTS	569
	ECOLAB INC	1.450% 12/08/2017 DD 12/13/12	CORPORATE DEBT INSTRUMENTS	401
	EDUCATION FUNDING CAPITAL 1 A2	VAR RT 12/15/2022 DD 05/12/04	CORPORATE DEBT INSTRUMENTS	105
	ELI LILLY & CO	5.200% 03/15/2017 DD 03/14/07	CORPORATE DEBT INSTRUMENTS	98
	EMERSON ELECTRIC CO	5.000% 12/15/2014 DD 12/11/02	CORPORATE DEBT INSTRUMENTS	110
	EMERSON ELECTRIC CO	5.375% 10/15/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	177
	ENCANA HOLDINGS FINANCE CORP	5.800% 05/01/2014 DD 05/13/04	CORPORATE DEBT INSTRUMENTS	178
	ENERGY TRANSFER PARTNERS LP	5.200% 02/01/2022 DD 01/17/12	CORPORATE DEBT INSTRUMENTS	332
	ENERGY TRANSFER PARTNERS LP	5.950% 02/01/2015 DD 01/18/05	CORPORATE DEBT INSTRUMENTS	553
	ENTERGY LOUISIANA LLC	1.875% 12/15/2014 DD 01/12/12	CORPORATE DEBT INSTRUMENTS	157
	ENTERPRISE FLEET FIN 1 A2 144A	1.140% 11/20/2017 DD 05/03/12	CORPORATE DEBT INSTRUMENTS	1,258
	ENTERPRISE PRODUCTS OPERATING	5.600% 10/15/2014 DD 10/04/04	CORPORATE DEBT INSTRUMENTS	164
	ENTERPRISE PRODUCTS OPERATING	3.350% 03/15/2023 DD 03/18/13	CORPORATE DEBT INSTRUMENTS	385
	ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	652
	ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	939
	ERAC USA FINANCE LLC 144A	2.800% 11/01/2018 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	147
	ERAC USA FINANCE LLC 144A	1.400% 04/15/2016 DD 10/15/12	CORPORATE DEBT INSTRUMENTS	165
	ERAC USA FINANCE LLC 144A	2.750% 03/15/2017 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	381
	ERP OPERATING LP	5.375% 08/01/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	174
	EXELON CORP	4.900% 06/15/2015 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	64
	EXPORT-IMPORT BANK OF KOREA	5.875% 01/14/2015 DD 07/14/09	CORPORATE DEBT INSTRUMENTS	105
	EXPORT-IMPORT BANK OF KOREA	5.125% 03/16/2015 DD 03/16/05	CORPORATE DEBT INSTRUMENTS	105
	FEDERAL FARM CR BK CONS BD	5.050% 11/06/2017 DD 08/06/08	U. S. GOVERNMENT SECURITIES	569
	FEDERAL HOME LN BK CONS BD	5.375% 05/18/2016 DD 05/03/06	U. S. GOVERNMENT SECURITIES	345
	FEDERAL HOME LN BK CONS BD	5.000% 12/21/2015 DD 11/04/05	U. S. GOVERNMENT SECURITIES	381
	FEDERAL HOME LN BK CONS BD	1.875% 03/13/2020 DD 03/02/12	U. S. GOVERNMENT SECURITIES	482
	FEDERAL HOME LN BK CONS BD	0.625% 12/28/2016 DD 11/15/13	U. S. GOVERNMENT SECURITIES	1,105
	FEDERAL HOME LN BK CONS BD	0.750% 12/19/2016 DD 06/19/13	U. S. GOVERNMENT SECURITIES	1,150
	FEDERAL HOME LN BK CONS BD	1.625% 06/19/2018 DD 06/19/13	U. S. GOVERNMENT SECURITIES	1,414
	FEDERAL HOME LN BK CONS BD	5.250% 06/18/2014 DD 05/27/04	U. S. GOVERNMENT SECURITIES	2,149
	FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	7,067
	FEDERAL HOME LN MTG CORP	2.375% 01/13/2022 DD 01/13/12	U. S. GOVERNMENT SECURITIES	287

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FEDERAL HOME LN MTG CORP	1.250% 10/02/2019 DD 10/02/12	U. S. GOVERNMENT SECURITIES	568
FEDERAL HOME LN MTG CORP	1.000% 09/27/2017 DD 09/27/12	U. S. GOVERNMENT SECURITIES	894
FEDERAL HOME LN MTG CORP	0.600% 03/28/2016 DD 02/28/13	U. S. GOVERNMENT SECURITIES	1,201
FEDERAL HOME LN MTG CORP	2.020% 07/16/2018 DD 07/16/13	U. S. GOVERNMENT SECURITIES	2,511
FEDERAL HOME LN MTG CORP	0.500% 05/13/2016 DD 03/07/13	U. S. GOVERNMENT SECURITIES	4,840
FEDERAL HOME LN MTG CORP	4.875% 06/13/2018 DD 06/13/08	U. S. GOVERNMENT SECURITIES	12,499
FEDERAL NATL MTG ASSN	5.000% 04/15/2015 DD 03/30/05	U. S. GOVERNMENT SECURITIES	388
FEDERAL NATL MTG ASSN	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	389
FEDERAL NATL MTG ASSN	0.500% 03/30/2016 DD 02/15/13	U. S. GOVERNMENT SECURITIES	479
FEDERAL NATL MTG ASSN	4.375% 10/15/2015 DD 09/12/05	U. S. GOVERNMENT SECURITIES	510
FEDERAL NATL MTG ASSN	1.625% 11/27/2018 DD 10/01/13	U. S. GOVERNMENT SECURITIES	645
FEDERAL NATL MTG ASSN	0.875% 10/26/2017 DD 09/24/12	U. S. GOVERNMENT SECURITIES	1,180
FEDERAL NATL MTG ASSN	1.250% 09/27/2018 DD 09/27/12	U. S. GOVERNMENT SECURITIES	1,639
FEDERAL NATL MTG ASSN	3.000% 09/16/2014 DD 08/14/09	U. S. GOVERNMENT SECURITIES	1,735
FEDERAL NATL MTG ASSN	0.625% 10/30/2014 DD 09/27/11	U. S. GOVERNMENT SECURITIES	6,624
FEDERAL NATL MTG ASSN	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	7,245
FHLMC POOL #08-8658	5.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #1B-8062	VAR RT 03/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	69
FHLMC POOL #1G-1616	VAR RT 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	125
FHLMC POOL #1H-2605	VAR RT 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	85
FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	227
FHLMC POOL #2B-0646	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	160
FHLMC POOL #57-8229	7.000% 03/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #78-1285	VAR RT 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	110
FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #84-7611	VAR RT 08/01/2035 DD 09/01/06	U. S. GOVERNMENT SECURITIES	154
FHLMC POOL #A1-0444	5.000% 06/01/2033 DD 06/01/03	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #A1-1745	4.500% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #A1-1978	5.500% 08/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	62
FHLMC POOL #A1-2093	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A1-2413	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #A1-3707	5.000% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A1-3973	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A1-4481	4.500% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	106
FHLMC POOL #A1-4613	5.000% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	136
FHLMC POOL #A1-5024	6.000% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A1-6006	6.000% 10/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A1-7988	5.500% 01/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A1-8589	6.500% 01/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #A2-0151	4.500% 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #A2-2224	5.000% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	162
FHLMC POOL #A2-3249	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A2-3276	5.000% 03/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #A2-3561	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A2-3564	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A2-3982	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A2-4720	5.500% 07/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A2-5473	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A2-6073	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #A2-6271	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #A2-6522	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A2-6804	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	102
FHLMC POOL #A2-7916	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A3-0096	5.000% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	122
FHLMC POOL #A3-0172	5.000% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	204
FHLMC POOL #A3-3885	6.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #A3-5885	6.000% 06/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	53
FHLMC POOL #A4-1988	5.000% 02/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A4-2669	6.000% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	58
FHLMC POOL #A4-6025	5.000% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A4-6755	6.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A4-7033	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A4-7040	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A4-7273	5.500% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A4-7404	5.000% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A4-9344	6.000% 06/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #A5-0618	6.000% 07/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #A5-1418	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #A5-4665	6.000% 05/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #A6-1466	6.000% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A6-3982	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	47
FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #A6-5579	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A6-6890	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A7-4388	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	39
FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	18

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #A7-9234	5.000% 05/01/2036 DD 06/01/08	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A8-2134	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	105
FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A8-3321	5.500% 11/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	203
FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	47
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #A9-3101	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	1,200
FHLMC POOL #A9-3443	5.000% 08/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	1,945
FHLMC POOL #A9-5230	4.000% 12/01/2040 DD 11/01/10	U. S. GOVERNMENT SECURITIES	521
FHLMC POOL #A9-5796	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	5,589
FHLMC POOL #A9-5822	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	893
FHLMC POOL #A9-6385	4.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	814
FHLMC POOL #A9-6584	4.000% 02/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	3,319
FHLMC POOL #A9-7113	4.000% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	2,183
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #B1-0643	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #B1-1066	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #B1-3238	5.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	96
FHLMC POOL #B1-3628	4.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #B1-3801	4.500% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #B1-4755	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	69
FHLMC POOL #B1-5090	4.500% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #B1-7813	4.500% 02/01/2020 DD 02/01/05	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0353	8.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0503	6.500% 03/01/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C0-0509	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0550	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0551	8.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0604	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0636	7.500% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0647	6.500% 09/01/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C0-0680	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #C0-0690	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0712	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0738	5.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C0-0760	6.500% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-0778	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0835	6.500% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0860	7.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0872	6.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0874	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0879	8.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0933	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0986	7.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0987	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1009	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1026	8.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1033	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1079	7.500% 10/01/2030 DD 10/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1131	6.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1166	6.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-1172	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C0-1211	7.000% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #C0-1244	6.500% 10/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1283	5.500% 11/01/2031 DD 11/01/01	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1286	6.000% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	94
FHLMC POOL #C0-1291	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C0-1292	6.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #C0-1297	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C0-1316	6.000% 03/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C0-1333	5.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #C0-1385	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C0-1410	6.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #C0-1428	5.500% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #C0-1435	6.000% 12/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #C0-1443	5.500% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	173
FHLMC POOL #C0-1444	6.000% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-1501	5.500% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	51
FHLMC POOL #C0-1511	6.000% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #C0-1582	5.500% 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	159
FHLMC POOL #C0-1598	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	218
FHLMC POOL #C0-1623	5.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	42
FHLMC POOL #C0-1676	6.000% 11/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	49
FHLMC POOL #C0-1701	6.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1839	5.000% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	82
FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,192
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	165
FHLMC POOL #C1-0246	6.000% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C1-9923	6.000% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #C2-1388	9.500% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C2-1994	6.000% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	8

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #C2-3191	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-3776	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C2-4018	6.000% 01/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C2-7046	6.000% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C2-8088	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-8267	7.000% 05/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C2-8631	7.000% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C3-7311	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C3-8567	8.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C3-8898	6.500% 03/01/2029 DD 05/01/00	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #C4-1711	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C4-1887	7.500% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #C4-6037	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C4-6068	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-1333	7.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-3589	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C5-3683	6.000% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C5-6966	6.500% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C5-8215	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C6-1792	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C6-2033	6.500% 11/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C6-2923	6.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C6-3581	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	71
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	107
FHLMC POOL #C6-9598	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #C7-0220	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C7-0698	6.000% 09/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #C7-2911	6.000% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	92
FHLMC POOL #C7-4865	6.500% 10/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C7-5331	6.500% 08/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C7-6773	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	59
FHLMC POOL #C7-7450	5.000% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #C7-8238	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #C7-9885	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	144
FHLMC POOL #C8-0090	6.000% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0112	7.000% 02/01/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0137	6.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C8-0239	8.500% 11/01/2024 DD 11/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0252	8.500% 01/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0373	7.500% 01/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0391	7.000% 03/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C9-0234	6.000% 10/01/2018 DD 10/01/98	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C9-0325	6.500% 02/01/2020 DD 02/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C9-0482	6.500% 09/01/2021 DD 09/01/01	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #C9-0654	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	85
FHLMC POOL #C9-0675	5.000% 05/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #C9-0779	5.000% 01/01/2024 DD 01/01/04	U. S. GOVERNMENT SECURITIES	87
FHLMC POOL #C9-0800	4.500% 12/01/2023 DD 12/01/03	U. S. GOVERNMENT SECURITIES	99
FHLMC POOL #C9-0836	5.000% 06/01/2024 DD 06/01/04	U. S. GOVERNMENT SECURITIES	69
FHLMC POOL #C9-0892	5.000% 04/01/2025 DD 04/01/05	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #C9-1026	5.500% 04/01/2027 DD 04/01/07	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #C9-1238	5.000% 01/01/2029 DD 01/01/09	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #CO-O495	7.000% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #D5-0469	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #D5-0651	6.000% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2395	7.000% 05/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2991	7.500% 05/01/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-3833	7.000% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #D6-2099	8.500% 03/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D6-6218	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #D7-1261	7.500% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-1458	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-5724	7.500% 04/01/2024 DD 10/01/96	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #D7-7650	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-9625	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D9-5464	6.000% 06/01/2022 DD 06/01/02	U. S. GOVERNMENT SECURITIES	74
FHLMC POOL #D9-5720	5.500% 11/01/2022 DD 12/01/02	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #E0-0676	5.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0846	7.500% 05/01/2015 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0863	8.000% 07/01/2015 DD 07/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0894	8.500% 06/01/2015 DD 06/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0935	8.500% 10/01/2015 DD 10/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E0-0975	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #E0-1139	6.000% 04/01/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #E0-1377	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	149
FHLMC POOL #E0-1386	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #E0-1590	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #E0-1641	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	100
FHLMC POOL #E0-2866	4.000% 04/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	262
FHLMC POOL #E0-2920	3.500% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	868
FHLMC POOL #E7-6730	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E7-8829	6.000% 10/01/2014 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E8-1255	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #E8-2712	6.000% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E8-3736	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #E8-4024	6.000% 06/01/2016 DD 06/01/01	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #E8-4440	5.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #E8-4720	6.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E8-7932	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	2

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #E8-8194	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #E8-8215	6.000% 03/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-8346	6.000% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #E9-2902	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #E9-3331	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	100
FHLMC POOL #E9-3956	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #E9-9010	4.500% 09/01/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	102
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-0367	10.000% 04/01/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0410	6.000% 10/01/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-0438	7.000% 12/01/2025 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0454	6.500% 02/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-0699	7.000% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0708	8.000% 05/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-0729	8.000% 06/01/2027 DD 05/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0739	7.500% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0752	7.500% 08/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-0825	7.000% 12/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0848	7.000% 12/01/2026 DD 12/01/97	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-1074	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-1155	6.500% 08/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #G0-1216	6.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #G0-1311	7.000% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-1528	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	1,339
FHLMC POOL #G0-1563	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #G0-1644	5.500% 02/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	2,793
FHLMC POOL #G0-1737	5.000% 12/01/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	1,248
FHLMC POOL #G0-1766	6.500% 10/01/2032 DD 01/01/05	U. S. GOVERNMENT SECURITIES	55
FHLMC POOL #G0-1806	5.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	669
FHLMC POOL #G0-1818	5.000% 05/01/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-1819	5.000% 06/01/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-1840	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	372
FHLMC POOL #G0-1954	5.000% 11/01/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #G0-2109	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	68
FHLMC POOL #G0-2274	5.000% 07/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-2540	5.000% 11/01/2034 DD 12/01/06	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-2869	5.000% 11/01/2035 DD 04/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3697	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	64
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	220
FHLMC POOL #G0-4913	5.000% 03/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	98
FHLMC POOL #G0-5326	5.000% 02/01/2038 DD 03/01/09	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-5421	5.000% 11/01/2035 DD 04/01/09	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-5572	5.000% 02/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	3,449
FHLMC POOL #G0-7028	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	1,877
FHLMC POOL #G0-7343	5.500% 08/01/2040 DD 04/01/13	U. S. GOVERNMENT SECURITIES	1,068
FHLMC POOL #G0-7505	7.000% 02/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	1,068
FHLMC POOL #G0-8006	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #G0-8016	6.000% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	66
FHLMC POOL #G0-8072	5.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #G0-8079	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-8081	6.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	55
FHLMC POOL #G0-8106	6.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	88
FHLMC POOL #G0-8129	6.000% 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #G0-8372	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	573
FHLMC POOL #G0-8443	4.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	3,500
FHLMC POOL #G0-8521	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	71
FHLMC POOL #G1-0952	6.500% 09/01/2014 DD 08/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G1-1467	4.000% 09/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	79
FHLMC POOL #G1-2205	4.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #G1-2709	5.000% 07/01/2022 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G1-3171	4.500% 06/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	129
FHLMC POOL #G1-3321	4.000% 04/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #G1-4239	4.000% 09/01/2026 DD 09/01/11	U. S. GOVERNMENT SECURITIES	664
FHLMC POOL #G1-4757	5.000% 06/01/2026 DD 05/01/13	U. S. GOVERNMENT SECURITIES	951
FHLMC POOL #G1-8090	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #G1-8114	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G1-8123	5.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #J0-0740	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #J0-0990	4.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	39
FHLMC POOL #J0-1088	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #J0-1878	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #J0-2041	5.500% 06/01/2020 DD 06/01/05	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #J0-2608	4.000% 10/01/2020 DD 10/01/05	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #J0-2698	5.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #J0-3081	6.000% 07/01/2021 DD 07/01/06	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #J0-5315	5.000% 08/01/2022 DD 08/01/07	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #J0-7260	4.500% 03/01/2023 DD 03/01/08	U. S. GOVERNMENT SECURITIES	77
FHLMC POOL #J0-9311	4.500% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	120
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	65
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	23

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #J1-3542	3.500% 11/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	311
FHLMC POOL #J1-4011	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	2,080
FHLMC POOL #J1-5170	3.500% 05/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	298
FHLMC POOL #J1-5383	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	2,619
FHLMC POOL #J1-5501	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	306
FHLMC POOL #J1-7166	3.000% 11/01/2026 DD 11/01/11	U. S. GOVERNMENT SECURITIES	541
FHLMC POOL #J2-1441	2.500% 12/01/2027 DD 11/01/12	U. S. GOVERNMENT SECURITIES	949
FHLMC POOL #J2-1655	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	1,323
FHLMC POOL #J2-3784	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	907
FHLMC POOL #J2-3935	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,181
FHLMC POOL #J2-3984	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,368
FHLMC POOL #J2-5117	2.500% 08/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	972
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #Q0-0093	4.000% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	1,519
FHLMC POOL #Q0-0361	4.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	1,823
FHLMC POOL #Q0-0632	5.000% 05/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	1,317
FHLMC POOL #Q0-0876	4.500% 05/01/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	1,655
FHLMC POOL #Q0-5718	3.500% 01/01/2042 DD 01/01/12	U. S. GOVERNMENT SECURITIES	3,186
FHLMC POOL #Q0-9011	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	1,367
FHLMC POOL #Q1-4038	3.500% 12/01/2042 DD 12/01/12	U. S. GOVERNMENT SECURITIES	523
FHLMC POOL #Q1-4508	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	1,228
FHLMC POOL #Q1-4855	3.500% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	1,010
FHLMC POOL #Q1-5884	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	2,818
FHLMC POOL #Q1-7642	3.000% 04/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	1,617
FHLMC POOL #Q2-1120	4.000% 08/01/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	611
FHLMC POOL #Q2-1566	4.000% 09/01/2043 DD 09/01/13	U. S. GOVERNMENT SECURITIES	308
FHLMC POOL #Q2-2159	4.000% 10/01/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	412
FHLMC POOL #Q2-2250	4.000% 10/01/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	5,435
FHLMC MULTICLASS CT	VAR RT 05/25/2022 DD 09/01/12	U. S. GOVERNMENT SECURITIES	930
FHLMC MULTICLASS CTF K035 A2	VAR RT 08/25/2023 DD 12/01/13	U. S. GOVERNMENT SECURITIES	288
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	24
FHLMC MULTICLASS MTG 3530 DB	4.000% 05/15/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	4,770
FHLMC MULTICLASS MTG 3820 DA	4.000% 11/15/2035 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,454
FHLMC MULTICLASS MTG K028 A2	3.111% 02/25/2023 DD 06/01/13	U. S. GOVERNMENT SECURITIES	5,161
FHLMC MULTICLASS MTG K032 A2	VAR RT 05/25/2023 DD 09/01/13	U. S. GOVERNMENT SECURITIES	296
FHLMC MULTICLASS MTG KP01 A2	1.720% 01/25/2019 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,672
FHLMC MULTICLASS MTG KS01 A2	2.522% 01/25/2023 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,593
FIFTH THIRD BANCORP	3.625% 01/25/2016 DD 01/25/11	CORPORATE DEBT INSTRUMENTS	1,051
FIFTH THIRD BANK/CINCINNATI OH	1.450% 02/28/2018 DD 02/28/13	CORPORATE DEBT INSTRUMENTS	1,199
FINANCING CORP STRIP PO	0.000% 03/07/2019 DD 03/14/89	U. S. GOVERNMENT SECURITIES	1,783
FLAGSHIP CLO 7A A1 144A	VAR RT 01/20/2026 DD 02/05/14	CORPORATE DEBT INSTRUMENTS	996
FMS WERTMANAGEMENT AOER	0.625% 04/18/2016 DD 03/19/13	OTHER INVESTMENTS	910
FMS WERTMANAGEMENT AOER	1.625% 11/20/2018 DD 11/20/13	OTHER INVESTMENTS	1,136
FMS WERTMANAGEMENT AOER	0.625% 04/18/2016 DD 03/19/13	OTHER INVESTMENTS	1,583
FNMA POOL #0050553	8.000% 04/01/2022 DD 04/01/92	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0050947	7.000% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0050965	6.500% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0050992	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190210	7.500% 02/01/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190273	7.000% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0190298	8.500% 12/01/2025 DD 02/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0221715	6.500% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0223563	7.000% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0229351	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0236355	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0240488	6.500% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0244757	6.000% 11/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250060	7.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250360	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0250460	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250641	7.500% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250693	7.500% 08/01/2016 DD 08/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250776	9.500% 09/01/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250916	7.500% 04/01/2017 DD 03/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250969	6.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0251142	9.000% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251191	7.500% 09/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251298	7.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0251334	6.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252339	6.000% 03/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0252342	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0252439	6.500% 05/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0252498	7.000% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0252570	6.500% 07/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0252573	6.000% 06/01/2019 DD 05/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0252640	6.500% 08/01/2014 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252646	7.000% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252712	7.500% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252715	6.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0252717	7.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0253187	6.500% 02/01/2020 DD 03/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253346	7.500% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0253347	8.000% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0253642	7.000% 02/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0254140	5.500% 01/01/2017 DD 12/01/01	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0254196	6.000% 02/01/2017 DD 01/01/02	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0254197	5.500% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0254198	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	74
FNMA POOL #0254471	6.000% 09/01/2022 DD 08/01/02	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0254591	5.500% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	11

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0254665	6.000% 02/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0254684	5.000% 03/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	167
FNMA POOL #0254797	5.000% 06/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0254799	5.000% 07/01/2023 DD 06/01/03	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0254803	5.000% 07/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	147
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0255077	5.000% 01/01/2019 DD 12/01/03	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0255079	5.000% 02/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	142
FNMA POOL #0255114	5.000% 03/01/2024 DD 02/01/04	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0255190	5.500% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0255275	4.500% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	82
FNMA POOL #0255313	5.500% 08/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0255316	5.000% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0256125	5.000% 01/01/2026 DD 01/01/06	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0256277	5.500% 06/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0256360	7.000% 08/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0256517	6.000% 12/01/2026 DD 11/01/06	U. S. GOVERNMENT SECURITIES	56
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0256811	7.000% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0257564	4.500% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0276471	7.000% 03/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0280299	7.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0283359	6.000% 05/01/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0291181	9.500% 07/01/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0299164	8.500% 11/01/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303020	7.000% 10/01/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303156	7.000% 12/01/2023 DD 01/01/95	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0303223	7.000% 11/01/2024 DD 03/01/95	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0303551	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303712	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0303890	7.000% 05/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0305160	9.500% 02/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0305811	6.000% 07/01/2024 DD 02/01/95	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0313345	7.000% 02/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0318091	7.500% 08/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0320080	7.000% 08/01/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0323866	6.500% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0328940	8.000% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0333494	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0333561	6.500% 02/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0337265	6.000% 02/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0343472	7.000% 04/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0346369	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0353309	7.500% 12/01/2025 DD 07/01/96	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0356660	6.500% 05/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0356661	7.000% 05/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0357922	5.000% 08/01/2020 DD 08/01/05	U. S. GOVERNMENT SECURITIES	70
FNMA POOL #0363513	9.500% 09/01/2019 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0363567	7.000% 06/01/2026 DD 10/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0369145	6.500% 05/01/2026 DD 12/01/96	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0370299	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0390569	7.500% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0393168	7.000% 07/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0393187	8.000% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0394764	6.500% 06/01/2025 DD 07/01/97	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0395784	7.500% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0395815	7.000% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0397073	7.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0397170	6.500% 12/01/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0397332	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0400552	6.500% 11/01/2026 DD 09/01/97	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0409335	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0412143	6.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0412145	7.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0418124	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0420615	7.000% 12/01/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0420713	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0427573	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0431083	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0434952	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0439840	6.500% 08/01/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0442622	6.500% 11/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0443225	5.500% 10/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0447350	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0447358	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0450658	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0450815	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0450960	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0452026	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0452975	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0453672	6.500% 01/01/2029 DD 12/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0454410	6.500% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0459285	6.500% 02/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0480954	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0481884	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0487969	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	7

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0489431	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0490605	6.000% 03/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0490782	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0493785	5.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0494927	6.500% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0496807	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0500482	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0506146	7.000% 08/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0509437	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0511936	7.500% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0515271	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0516293	7.000% 10/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0517791	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0518567	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0519466	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0523823	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0524248	6.500% 07/01/2019 DD 12/01/99	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0525285	8.000% 12/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0527245	6.500% 11/01/2029 DD 12/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0528785	7.000% 01/01/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535332	8.500% 04/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535675	7.000% 01/01/2016 DD 12/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0535716	6.500% 06/01/2015 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0535912	6.500% 05/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0539263	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0543562	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0545903	5.500% 09/01/2017 DD 08/01/02	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0545993	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	182
FNMA POOL #0545994	7.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0545998	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	126
FNMA POOL #0547472	7.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0553064	9.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0553553	7.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0555326	5.500% 04/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	93
FNMA POOL #0555417	6.000% 05/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0556266	6.000% 01/01/2016 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0564574	7.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0566690	6.000% 04/01/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0568054	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0571917	7.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0572254	6.500% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0572791	5.500% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0572981	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0576116	6.500% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0580515	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0580793	6.000% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0580961	6.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0581433	7.000% 06/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0582491	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0582978	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0583058	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0584927	6.500% 05/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0602105	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0613026	6.500% 05/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0614921	6.000% 12/01/2016 DD 12/01/01	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0617275	5.500% 01/01/2032 DD 12/01/01	U. S. GOVERNMENT SECURITIES	123
FNMA POOL #0619060	6.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0623127	5.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0623881	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0624340	7.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0627117	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0629470	6.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0631323	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0631501	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0632248	7.000% 04/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0633869	6.000% 03/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0635811	8.000% 04/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0651897	7.000% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0653066	6.500% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0655681	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0656033	6.500% 09/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	39
FNMA POOL #0667110	6.500% 05/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0668036	5.000% 10/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0672785	6.000% 09/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	63
FNMA POOL #0674550	6.000% 12/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0685505	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0689609	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0689741	5.500% 02/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	113
FNMA POOL #0695539	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0696188	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	122
FNMA POOL #0703328	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	129
FNMA POOL #0705709	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0709307	5.500% 07/01/2033 DD 06/01/03	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0713125	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0723406	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	155
FNMA POOL #0725027	5.000% 11/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	1,653
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	39
FNMA POOL #0725423	5.500% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	228
FNMA POOL #0725424	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0725690	6.000% 08/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0725946	5.500% 11/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	16

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0727279	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0730332	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	92
FNMA POOL #0731678	5.500% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0735230	5.500% 02/01/2035 DD 01/01/05	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0739436	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	142
FNMA POOL #0739563	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	231
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0745418	5.500% 04/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0746555	4.000% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0753939	4.500% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0754270	5.500% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0756196	5.500% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0761353	5.000% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0761517	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0765251	4.000% 03/01/2019 DD 03/01/04	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0766335	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0769305	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0771195	6.000% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0773185	5.000% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0773293	4.500% 04/01/2020 DD 04/01/05	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0775254	6.000% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0776746	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	112
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0777357	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0779716	VAR RT 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0780204	5.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0787098	4.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0807671	4.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0814887	5.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	84
FNMA POOL #0815505	4.500% 03/01/2020 DD 03/01/05	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0828715	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0829220	5.500% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0843378	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0844915	4.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0850955	7.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	618
FNMA POOL #0882481	6.500% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0883017	VAR RT 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	320
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	U. S. GOVERNMENT SECURITIES	39
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	95
FNMA POOL #0889585	5.500% 09/01/2036 DD 05/01/08	U. S. GOVERNMENT SECURITIES	4,047
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0896869	5.500% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0899119	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0909567	VAR RT 02/01/2037 DD 01/01/07	U. S. GOVERNMENT SECURITIES	85
FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0930627	4.000% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	65
FNMA POOL #0931740	4.000% 08/01/2024 DD 08/01/09	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0931830	5.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	166
FNMA POOL #0932367	4.500% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0932561	4.500% 02/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	90
FNMA POOL #0936566	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0938488	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0955214	6.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	51
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	46
FNMA POOL #0963607	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	111
FNMA POOL #0964930	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0968371	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	392
FNMA POOL #0970131	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0981354	4.500% 04/01/2023 DD 04/01/08	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0985108	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0987032	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	11

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0993004	5.000% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0995023	5.500% 08/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	712
FNMA POOL #0995086	5.500% 08/01/2035 DD 11/01/08	U. S. GOVERNMENT SECURITIES	1,322
FNMA POOL #0995203	5.000% 07/01/2035 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1,720
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0995760	5.500% 01/01/2038 DD 05/01/09	U. S. GOVERNMENT SECURITIES	1,281
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AA7740	4.000% 05/01/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0AB1249	4.500% 07/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	1,251
FNMA POOL #0AB2801	3.500% 04/01/2026 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,329
FNMA POOL #0AB4483	3.000% 02/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	1,485
FNMA POOL #0AB4691	3.500% 03/01/2042 DD 02/01/12	U. S. GOVERNMENT SECURITIES	1,482
FNMA POOL #0AB5097	3.000% 05/01/2027 DD 04/01/12	U. S. GOVERNMENT SECURITIES	2,667
FNMA POOL #0AB5575	3.000% 07/01/2027 DD 06/01/12	U. S. GOVERNMENT SECURITIES	2,928
FNMA POOL #0AB6136	2.500% 09/01/2027 DD 08/01/12	U. S. GOVERNMENT SECURITIES	7,655
FNMA POOL #0AB9557	3.000% 06/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	2,801
FNMA POOL #0AB9781	3.000% 07/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	625
FNMA POOL #0AC0559	4.000% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	332
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0AC6788	4.000% 12/01/2024 DD 12/01/09	U. S. GOVERNMENT SECURITIES	273
FNMA POOL #0AC6939	4.000% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	521
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0AC9032	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0AD0332	5.500% 07/01/2038 DD 10/01/09	U. S. GOVERNMENT SECURITIES	213
FNMA POOL #0AD0336	5.000% 02/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	1,134
FNMA POOL #0AD0585	4.500% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	444
FNMA POOL #0AD0826	5.500% 02/01/2038 DD 03/01/10	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0AD1612	4.500% 02/01/2025 DD 02/01/10	U. S. GOVERNMENT SECURITIES	728
FNMA POOL #0AD3859	4.000% 03/01/2025 DD 03/01/10	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0AD3942	4.000% 05/01/2025 DD 04/01/10	U. S. GOVERNMENT SECURITIES	171
FNMA POOL #0AD5137	3.500% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	348
FNMA POOL #0AD5139	4.000% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	147
FNMA POOL #0AD5163	5.000% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0AD6896	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0AD8427	4.000% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	223
FNMA POOL #0AD8636	5.500% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	114
FNMA POOL #0AD9201	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0AD9993	3.500% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	315
FNMA POOL #0AE0096	5.500% 07/01/2025 DD 06/01/10	U. S. GOVERNMENT SECURITIES	798
FNMA POOL #0AE0676	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	498
FNMA POOL #0AE3049	4.500% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	4,044
FNMA POOL #0AE5439	4.000% 10/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	779
FNMA POOL #0AH2565	4.500% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	102
FNMA POOL #0AH3551	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	547
FNMA POOL #0AH3620	3.500% 01/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0AH4090	3.500% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0AH4519	3.500% 02/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	581
FNMA POOL #0AH5646	3.500% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	645
FNMA POOL #0AH6958	VAR RT 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	96
FNMA POOL #0AH7252	3.500% 02/01/2026 DD 03/01/11	U. S. GOVERNMENT SECURITIES	605
FNMA POOL #0AI1051	4.000% 06/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	1,527
FNMA POOL #0AI5958	4.000% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	992
FNMA POOL #0AI8382	3.500% 09/01/2026 DD 08/01/11	U. S. GOVERNMENT SECURITIES	1,698
FNMA POOL #0AJ1441	3.500% 09/01/2026 DD 09/01/11	U. S. GOVERNMENT SECURITIES	191
FNMA POOL #0AJ1975	4.000% 10/01/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	2,566
FNMA POOL #0AJ2593	4.000% 04/01/2042 DD 04/01/12	U. S. GOVERNMENT SECURITIES	4,545
FNMA POOL #0AK1140	3.000% 02/01/2027 DD 02/01/12	U. S. GOVERNMENT SECURITIES	2,480
FNMA POOL #0AK1608	3.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	844
FNMA POOL #0AK4805	3.000% 03/01/2027 DD 03/01/12	U. S. GOVERNMENT SECURITIES	672
FNMA POOL #0AL0054	4.500% 02/01/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	3,403
FNMA POOL #0AL0533	VAR RT 07/01/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	1,000
FNMA POOL #0AL1495	4.000% 09/01/2026 DD 02/01/12	U. S. GOVERNMENT SECURITIES	1,207
FNMA POOL #0AL1895	3.500% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	881
FNMA POOL #0AL2293	4.375% 06/01/2021 DD 08/01/12	U. S. GOVERNMENT SECURITIES	1,069
FNMA POOL #0AL2389	3.500% 09/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	906
FNMA POOL #0AL3351	6.000% 04/01/2041 DD 03/01/13	U. S. GOVERNMENT SECURITIES	1,013
FNMA POOL #0AL3454	3.000% 04/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	231
FNMA POOL #0AL3605	3.500% 05/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,633
FNMA POOL #0AL3758	4.000% 02/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	5,062
FNMA POOL #0AL4316	7.000% 03/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	631
FNMA POOL #0AO6482	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0AP0006	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	175
FNMA POOL #0AP6247	2.500% 10/01/2027 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,272
FNMA POOL #0AP6647	3.000% 10/01/2027 DD 09/01/12	U. S. GOVERNMENT SECURITIES	4,388
FNMA POOL #0AQ4372	2.500% 11/01/2027 DD 10/01/12	U. S. GOVERNMENT SECURITIES	908
FNMA POOL #0AQ4428	3.000% 11/01/2042 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,579
FNMA POOL #0AQ9026	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	915
FNMA POOL #0AR2626	2.500% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	2,700
FNMA POOL #0AR2627	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	951
FNMA POOL #0AS0044	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	8,183

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0AT3100	3.500% 04/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0AT3164	3.000% 04/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	1,316
FNMA POOL #0AT4136	3.000% 05/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	438
FNMA POOL #0AU1661	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	1,822
FNMA POOL #0AU3760	4.000% 08/01/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	3,277
FNMA POOL #0AU5918	3.000% 09/01/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	1,505
FNMA POOL #0AU5919	3.500% 09/01/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	7,525
FNMA POOL #0AU5934	2.500% 09/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	1,458
FNMA POOL #0AV0605	4.000% 11/01/2043 DD 11/01/13	U. S. GOVERNMENT SECURITIES	3,799
FNMA POOL #0AV5173	3.000% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	3,064
FNMA POOL #0FN0013	3.462% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,075
FNMA POOL #0FN0014	3.104% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,113
FNMA POOL #0MA0058	5.500% 04/01/2029 DD 03/01/09	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0MA0243	5.000% 11/01/2029 DD 10/01/09	U. S. GOVERNMENT SECURITIES	1,909
FNMA POOL #0MA0500	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	304
FNMA POOL #0MA0504	3.500% 08/01/2020 DD 07/01/10	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0MA0669	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	353
FNMA POOL #0MA1175	3.000% 09/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	117
FNMA GTD REMIC P/T 02-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	18
FNMA GTD REMIC P/T 11-52 GB	5.000% 06/25/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	785
FNMA GTD REMIC P/T 11-99 DB	5.000% 10/25/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	954
FNMA GTD REMIC P/T 12-111 B	7.000% 10/25/2042 DD 09/01/12	U. S. GOVERNMENT SECURITIES	387
FNMA GTD REMIC P/T 88-12 A	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	40
FNMA GTD REMIC P/T 93-19 N	5.000% 02/25/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	51
FNMA GTD REMIC P/T 99-W4 A9	6.250% 02/25/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	1,001
FORD CREDIT FLOORPLAN MAST 1 A	VAR RT 01/15/2016 DD 02/15/12	CORPORATE DEBT INSTRUMENTS	1,800
FORD CREDIT FLOORPLAN MAST 5 A	1.490% 09/15/2019 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,690
FORD MOTOR CREDIT CO LLC	8.000% 12/15/2016 DD 12/18/06	CORPORATE DEBT INSTRUMENTS	207
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	CORPORATE DEBT INSTRUMENTS	227
FORD MOTOR CREDIT CO LLC	5.000% 05/15/2018 DD 05/03/11	CORPORATE DEBT INSTRUMENTS	306
FORD MOTOR CREDIT CO LLC	6.625% 08/15/2017 DD 08/04/10	CORPORATE DEBT INSTRUMENTS	510
FORD MOTOR CREDIT CO LLC	VAR RT 05/09/2016 DD 05/09/13	CORPORATE DEBT INSTRUMENTS	629
FORD MOTOR CREDIT CO LLC	2.375% 01/16/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	657
FORD MOTOR CREDIT CO LLC	3.000% 06/12/2017 DD 06/12/12	CORPORATE DEBT INSTRUMENTS	837
FORD MOTOR CREDIT CO LLC	2.750% 05/15/2015 DD 05/15/12	CORPORATE DEBT INSTRUMENTS	928
FORD MOTOR CREDIT CO LLC	VAR RT 08/28/2014 DD 03/05/13	CORPORATE DEBT INSTRUMENTS	3,516
FRANCE TELECOM SA	4.375% 07/08/2014 DD 07/07/09	CORPORATE DEBT INSTRUMENTS	267
FREEPORT-MCMORAN COPPER & GOLD	2.150% 03/01/2017 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	468
FREEPORT-MCMORAN COPPER & GOLD	2.150% 03/01/2017 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	492
FREEPORT-MCMORAN COPPER & GOLD	2.375% 03/15/2018 DD 09/15/13	CORPORATE DEBT INSTRUMENTS	539
GE CAPITAL COMMERCIAL MO C1 A5	VAR RT 06/10/2048 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	124
GE CAPITAL COMMERCIAL MO C2 A4	VAR RT 05/10/2043 DD 05/01/05	CORPORATE DEBT INSTRUMENTS	167
GE DEALER FLOORPLAN MASTER 1 A	VAR RT 07/20/2016 DD 08/10/11	CORPORATE DEBT INSTRUMENTS	1,001
GE DEALER FLOORPLAN MASTER 1 A	VAR RT 02/20/2017 DD 02/22/12	CORPORATE DEBT INSTRUMENTS	1,304
GE DEALER FLOORPLAN MASTER 3 A	VAR RT 06/20/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	1,334
GE EQUIPMENT SMALL 1A A3 144A	1.040% 09/21/2015 DD 05/30/12	CORPORATE DEBT INSTRUMENTS	1,003
GENERAL ELECTRIC CAPITAL CORP	4.750% 09/15/2014 DD 09/17/04	CORPORATE DEBT INSTRUMENTS	77
GENERAL ELECTRIC CAPITAL CORP	1.000% 01/08/2016 DD 01/08/13	CORPORATE DEBT INSTRUMENTS	155
GENERAL ELECTRIC CAPITAL CORP	6.000% 08/07/2019 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	169
GENERAL ELECTRIC CAPITAL CORP	5.625% 05/01/2018 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	273
GENERAL ELECTRIC CAPITAL CORP	VAR RT 04/02/2018 DD 04/02/13	CORPORATE DEBT INSTRUMENTS	610
GENERAL ELECTRIC CAPITAL CORP	VAR RT 07/12/2016 DD 07/12/13	CORPORATE DEBT INSTRUMENTS	785
GENERAL ELECTRIC CAPITAL CORP	2.375% 06/30/2015 DD 06/23/11	CORPORATE DEBT INSTRUMENTS	847
GENERAL ELECTRIC CAPITAL CORP	1.625% 04/02/2018 DD 04/02/13	CORPORATE DEBT INSTRUMENTS	1,286
GENERAL ELECTRIC CAPITAL CORP	1.500% 07/12/2016 DD 07/12/13	CORPORATE DEBT INSTRUMENTS	1,551
GENERAL ELECTRIC CAPITAL CORP	3.100% 01/09/2023 DD 01/08/13	CORPORATE DEBT INSTRUMENTS	1,708
GENERAL ELECTRIC CO	5.250% 12/06/2017 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	95
GENERAL MILLS INC	5.700% 02/15/2017 DD 01/24/07	CORPORATE DEBT INSTRUMENTS	47
GENWORTH HOLDINGS INC	7.200% 02/15/2021 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	174
GENWORTH HOLDINGS INC	8.625% 12/15/2016 DD 12/08/09	CORPORATE DEBT INSTRUMENTS	237
GENWORTH HOLDINGS INC	7.625% 09/24/2021 DD 03/25/11	CORPORATE DEBT INSTRUMENTS	387
GEORGIA POWER CO	5.700% 06/01/2017 DD 06/12/07	CORPORATE DEBT INSTRUMENTS	69
GILEAD SCIENCES INC	2.400% 12/01/2014 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	417
GILEAD SCIENCES INC	2.400% 12/01/2014 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	991
GLAXOSMITHKLINE CAPITAL INC	4.375% 04/15/2014 DD 04/06/04	CORPORATE DEBT INSTRUMENTS	177
GLAXOSMITHKLINE CAPITAL PLC	1.500% 05/08/2017 DD 05/09/12	CORPORATE DEBT INSTRUMENTS	510
GLENCORE FUNDING LLC 144A	2.500% 01/15/2019 DD 05/30/13	CORPORATE DEBT INSTRUMENTS	223
GMAC COMMERCIAL MORTGAGE C1 A4	VAR RT 11/10/2045 DD 01/01/06	CORPORATE DEBT INSTRUMENTS	2,101
GNMA POOL #0186982	8.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0210733	9.000% 08/15/2017 DD 08/01/87	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0281063	9.000% 04/15/2020 DD 04/01/90	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0290372	9.000% 09/15/2020 DD 09/01/90	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0296554	10.000% 01/15/2021 DD 01/01/91	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0310121	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0313107	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0319297	9.500% 02/15/2022 DD 02/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0330499	8.000% 08/15/2022 DD 08/01/92	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0336628	7.500% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0336960	7.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0345116	7.000% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0345502	7.000% 08/15/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0345714	6.500% 05/15/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0346017	7.000% 01/15/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0346167	8.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0346787	7.000% 09/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0347728	8.500% 01/15/2023 DD 01/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0348020	8.000% 03/15/2023 DD 03/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0348154	7.000% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0353003	7.000% 05/15/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0353919	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0355741	7.500% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0359470	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0359919	6.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0362138	6.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0362248	6.500% 03/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0366759	6.500% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0367228	7.500% 08/15/2023 DD 08/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0368893	6.500% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0369505	8.500% 08/15/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0370842	6.500% 10/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0370855	7.000% 10/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0370889	7.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0372842	7.500% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0374864	6.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0375076	8.500% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0376367	6.500% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0376441	8.000% 03/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0376785	6.500% 12/15/2023 DD 01/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0377324	9.000% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0380630	8.500% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0381423	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0382117	7.500% 02/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0384381	8.500% 09/15/2024 DD 09/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0385611	6.500% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0387167	7.000% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0393235	8.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0395235	7.000% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0397027	7.000% 05/15/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0404112	9.500% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0407118	9.500% 12/15/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0407162	9.000% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0409954	7.500% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0409990	7.000% 09/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0410041	8.000% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0410082	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0411017	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	122
GNMA POOL #0411355	6.500% 12/15/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0411704	7.000% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0413640	6.500% 04/15/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0414737	8.000% 11/15/2025 DD 11/01/95	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0416354	9.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0417223	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0420660	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0421739	7.500% 06/15/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0422506	6.500% 03/15/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0422529	6.000% 04/15/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0422963	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0422972	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0423986	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0423999	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0425424	8.000% 05/15/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430269	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430901	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0431022	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0431199	8.500% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0433382	7.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0433848	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0435011	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0436407	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0438277	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0440355	7.500% 03/15/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0443123	8.500% 07/15/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0450898	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0454571	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0456806	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0457113	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	37
GNMA POOL #0457405	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0457511	9.000% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0457923	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0458978	6.000% 01/15/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0460857	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0461148	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0462384	7.000% 11/15/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0462421	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0462671	8.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0464264	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0464758	7.000% 08/15/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0464819	6.500% 09/15/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0464894	7.000% 09/15/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0465376	6.500% 01/15/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0467650	7.000% 02/15/2028 DD 02/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0469611	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0470326	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472749	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472761	7.500% 05/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0473123	7.000% 07/15/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0473330	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0474731	7.000% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0476888	7.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0476956	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0477481	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0479902	7.500% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0479909	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0480353	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	2

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0481579	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0483847	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0487035	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0487227	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0487711	4.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	27
GNMA POOL #0487824	4.500% 04/15/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	35
GNMA POOL #0490408	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0492743	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0492880	7.000% 11/15/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0493513	6.500% 01/15/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0496193	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0498380	6.500% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0499440	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0499937	7.000% 02/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0500265	7.500% 11/15/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0502177	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0502976	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0504395	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0505647	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0506440	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0506809	6.500% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0506815	7.500% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0507619	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0509537	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0509567	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0510559	7.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0510560	6.500% 08/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0512766	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0513004	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0520202	5.500% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	87
GNMA POOL #0520398	7.500% 01/15/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0528554	7.500% 06/15/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0531211	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0532947	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0538312	6.000% 02/15/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	45
GNMA POOL #0539811	6.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0550727	5.000% 11/15/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	62
GNMA POOL #0550764	5.500% 12/15/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	40
GNMA POOL #0551755	6.000% 04/15/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0553057	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	37
GNMA POOL #0561391	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0562477	5.500% 02/15/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	195
GNMA POOL #0563281	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0564990	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0567175	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0569899	6.500% 06/15/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0575495	6.000% 02/15/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	61
GNMA POOL #0579085	6.000% 12/15/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	35
GNMA POOL #0579131	5.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0579229	6.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0582195	6.500% 01/15/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0582408	6.000% 10/15/2032 DD 01/01/03	U. S. GOVERNMENT SECURITIES	49
GNMA POOL #0585111	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0586556	6.000% 04/15/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0590155	6.000% 10/15/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	53
GNMA POOL #0593270	5.500% 11/15/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	42
GNMA POOL #0594411	6.500% 09/15/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0597998	6.000% 12/15/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	36
GNMA POOL #0598126	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	57
GNMA POOL #0598260	5.000% 06/15/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	39
GNMA POOL #0599357	5.500% 01/15/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	60
GNMA POOL #0602794	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	93
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	74
GNMA POOL #0605384	5.000% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	51
GNMA POOL #0605620	6.500% 07/15/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0607048	5.500% 01/15/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	147
GNMA POOL #0610410	5.000% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	91
GNMA POOL #0610415	4.500% 08/15/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	45
GNMA POOL #0610850	5.500% 04/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	35
GNMA POOL #0613820	5.000% 07/15/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	75
GNMA POOL #0614191	5.000% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	73
GNMA POOL #0615583	5.000% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	145
GNMA POOL #0615787	5.500% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	126
GNMA POOL #0615869	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0616011	5.000% 10/15/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	133
GNMA POOL #0616787	5.000% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	55
GNMA POOL #0616892	5.000% 11/15/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	243
GNMA POOL #0618127	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	18
GNMA POOL #0618362	6.500% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	213
GNMA POOL #0620427	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	72
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0622122	5.000% 10/15/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	83
GNMA POOL #0623781	6.000% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0630924	5.500% 07/15/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	39
GNMA POOL #0631235	5.500% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	42
GNMA POOL #0633365	5.500% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	75
GNMA POOL #0633570	5.500% 08/15/2019 DD 08/01/04	U. S. GOVERNMENT SECURITIES	54
GNMA POOL #0636860	6.000% 11/15/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	21
GNMA POOL #0638234	5.500% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	69
GNMA POOL #0640956	6.000% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	9

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0642032	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0643349	5.000% 09/15/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	76
GNMA POOL #0644750	5.000% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0649478	6.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	93
GNMA POOL #0649484	5.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	75
GNMA POOL #0651228	6.000% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	25
GNMA POOL #0651719	5.500% 02/15/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0657096	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0657156	6.000% 06/15/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	38
GNMA POOL #0658029	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	34
GNMA POOL #0658452	6.500% 12/15/2036 DD 12/01/06	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0658538	5.500% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0659695	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	49
GNMA POOL #0661526	6.000% 11/15/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	35
GNMA POOL #0667451	6.000% 04/15/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	70
GNMA POOL #0669020	6.000% 05/15/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	95
GNMA POOL #0674088	6.500% 05/15/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	245
GNMA POOL #0675926	5.000% 04/15/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0679474	6.500% 11/15/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	136
GNMA POOL #0681518	5.000% 07/15/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	104
GNMA POOL #0687838	6.000% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	66
GNMA POOL #0687844	6.500% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	192
GNMA POOL #0688101	6.500% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	130
GNMA POOL #0699098	6.500% 09/15/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0700818	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	190
GNMA POOL #0700899	6.000% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0701052	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	25
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	90
GNMA POOL #0705066	4.500% 07/15/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	33
GNMA POOL #0719380	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	38
GNMA POOL #0720057	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0720091	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	49
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	638
GNMA POOL #0720164	4.500% 07/15/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	46
GNMA POOL #0721143	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0721237	4.500% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	56
GNMA POOL #0723804	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	24
GNMA POOL #0727806	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	24
GNMA POOL #0733326	5.000% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	60
GNMA POOL #0736054	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0737191	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	688
GNMA POOL #0737205	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	270
GNMA POOL #0745832	4.500% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	1,488
GNMA POOL #0753726	4.500% 09/15/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	118
GNMA POOL #0762045	4.500% 03/15/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	365
GNMA POOL #0763238	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	265
GNMA POOL #0763330	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	130
GNMA POOL #0764454	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	24
GNMA POOL #0780115	8.500% 04/15/2025 DD 04/01/95	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0780157	9.500% 08/15/2022 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780204	7.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0780219	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780284	9.000% 12/15/2021 DD 11/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780373	7.000% 12/15/2023 DD 05/01/96	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0780411	6.500% 10/15/2024 DD 08/01/96	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0780560	6.500% 05/15/2024 DD 05/01/97	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0780580	7.500% 06/15/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0780651	7.000% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0780750	8.000% 12/15/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0780770	6.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0780787	8.500% 12/15/2022 DD 05/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0780801	8.000% 12/15/2023 DD 05/01/98	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0780912	6.500% 11/15/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	18
GNMA POOL #0781018	7.500% 09/15/2028 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0781076	7.000% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0781231	7.000% 12/15/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0781285	6.500% 05/15/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	21
GNMA POOL #0781594	6.500% 01/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0782025	6.500% 12/15/2035 DD 01/01/06	U. S. GOVERNMENT SECURITIES	51
GNMA POOL #0782246	6.000% 12/15/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	88
GNMA POOL #0AF0491	3.000% 07/15/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	1,922
GNMA GTD REMIC P/T 02-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	79
GNMA GTD REMIC P/T 02-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	46
GNMA GTD REMIC P/T 04-108 AB	VAR RT 12/16/2032 DD 12/01/04	U. S. GOVERNMENT SECURITIES	33
GNMA GTD REMIC P/T 06-9 B	VAR RT 03/16/2037 DD 03/01/06	U. S. GOVERNMENT SECURITIES	251
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	14
GNMA II POOL #0003123	8.000% 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	9
GNMA II POOL #0003136	8.000% 09/20/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA II POOL #0004245	6.000% 09/20/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	17
GNMA II POOL #0004269	6.500% 10/20/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0004289	5.000% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0004290	5.500% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	19
GNMA II POOL #0004559	5.000% 10/20/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	2,163
GNMA II POOL #0004946	4.500% 02/20/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	2,207
GNMA II POOL #0005018	5.000% 04/20/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	131
GNMA II POOL #0005055	4.500% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	1,713
GNMA II POOL #0005056	5.000% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	25
GNMA II POOL #0005083	5.000% 06/20/2041 DD 06/01/11	U. S. GOVERNMENT SECURITIES	357
GNMA II POOL #0005116	5.000% 07/20/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	186
GNMA II POOL #0005326	3.000% 03/20/2027 DD 03/01/12	U. S. GOVERNMENT SECURITIES	1,521
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	9
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	4

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	15
GNMA II POOL #0783229	5.500% 12/20/2040 DD 01/01/11	U. S. GOVERNMENT SECURITIES	355
GNMA II POOL #0MA0698	3.000% 01/20/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	966
GNMA II POOL #0MA1090	3.500% 06/20/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	3,547
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	CORPORATE DEBT INSTRUMENTS	109
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	115
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	141
GOLDMAN SACHS GROUP INC/THE	5.625% 01/15/2017 DD 01/10/07	CORPORATE DEBT INSTRUMENTS	251
GOLDMAN SACHS GROUP INC/THE	3.625% 01/22/2023 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	266
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	332
GOLDMAN SACHS GROUP INC/THE	VAR RT 04/30/2018 DD 04/30/13	CORPORATE DEBT INSTRUMENTS	496
GOLDMAN SACHS GROUP INC/THE	5.350% 01/15/2016 DD 01/17/06	CORPORATE DEBT INSTRUMENTS	503
GOLDMAN SACHS GROUP INC/THE	VAR RT 03/22/2016 DD 03/22/06	CORPORATE DEBT INSTRUMENTS	543
GOLDMAN SACHS GROUP INC/THE	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	568
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	663
GOLDMAN SACHS GROUP INC/THE	3.625% 02/07/2016 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	724
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,074
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	1,140
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	1,238
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	2,175
GS MORTGAGE SECURITIES GC12 A3	2.860% 06/10/2046 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	715
GS MORTGAGE SECURITIES GCJ9 A2	1.762% 11/10/2045 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	875
GS MORTGAGE SECURITIES GG6 A4	VAR RT 04/10/2038 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,154
GS MORTGAGE SECURITIES GG8 A4	5.560% 11/10/2039 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	2,193
GULF STREAM - SEXT 1A A1A 144A	VAR RT 08/21/2020 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	80
HARLEY-DAVIDSON FINANCIAL 144A	2.700% 03/15/2017 DD 01/31/12	CORPORATE DEBT INSTRUMENTS	190
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	235
HCP INC	2.625% 02/01/2020 DD 11/19/12	CORPORATE DEBT INSTRUMENTS	453
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	482
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	504
HEINEKEN NV 144A	1.400% 10/01/2017 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	814
HEWLETT-PACKARD CO	5.400% 03/01/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	139
HEWLETT-PACKARD CO	4.300% 06/01/2021 DD 05/31/11	CORPORATE DEBT INSTRUMENTS	200
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	701
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	914
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	940
HILTON USA TRUST HLT AFX 144A	2.662% 11/05/2030 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	619
HOME DEPOT INC/THE	5.400% 03/01/2016 DD 03/24/06	CORPORATE DEBT INSTRUMENTS	173
HONEYWELL INTERNATIONAL INC	3.350% 12/01/2023 DD 11/21/13	CORPORATE DEBT INSTRUMENTS	367
HSBC BANK PLC 144A	3.500% 06/28/2015 DD 06/28/10	CORPORATE DEBT INSTRUMENTS	417
HSBC BANK USA NA/NEW YORK NY	4.625% 04/01/2014 DD 03/22/04	CORPORATE DEBT INSTRUMENTS	404
HSBC FINANCE CORP	5.500% 01/19/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	217
HSBC FINANCE CORP	5.250% 01/15/2014 DD 11/21/06	CORPORATE DEBT INSTRUMENTS	907
HSBC FINANCE CORP	5.250% 04/15/2015 DD 04/20/05	CORPORATE DEBT INSTRUMENTS	1,769
HSBC HOME EQUITY LOAN TRU 1 A2	VAR RT 01/20/2036 DD 07/12/06	CORPORATE DEBT INSTRUMENTS	620
HSBC USA INC	2.625% 09/24/2018 DD 09/24/13	CORPORATE DEBT INSTRUMENTS	814
HSBC USA INC	2.375% 02/13/2015 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	1,633
HUNTINGTON BANCSHARES INC/OH	2.600% 08/02/2018 DD 08/02/13	CORPORATE DEBT INSTRUMENTS	610
HYUNDAI CAPITAL AMERICA 144A	2.875% 08/09/2018 DD 08/09/13	CORPORATE DEBT INSTRUMENTS	351
HYUNDAI CAPITAL SERVICES 144A	4.375% 07/27/2016 DD 01/27/11	CORPORATE DEBT INSTRUMENTS	958
IMPERIAL TOBACCO FINANCE 144A	2.050% 02/11/2018 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	539
IMPERIAL TOBACCO FINANCE 144A	2.050% 02/11/2018 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	964
INCITEC PIVOT LTD 144A	4.000% 12/07/2015 DD 12/07/10	CORPORATE DEBT INSTRUMENTS	624
ING BANK NV 144A	2.000% 09/25/2015 DD 09/25/12	CORPORATE DEBT INSTRUMENTS	407
ING BANK NV 144A	4.000% 03/15/2016 DD 03/15/11	CORPORATE DEBT INSTRUMENTS	634
ING BANK NV 144A	2.000% 09/25/2015 DD 09/25/12	CORPORATE DEBT INSTRUMENTS	661
ING BANK NV 144A	1.375% 03/07/2016 DD 03/07/13	CORPORATE DEBT INSTRUMENTS	952
INGERSOLL-RAND GLOBAL HOL 144A	2.875% 01/15/2019 DD 06/20/13	CORPORATE DEBT INSTRUMENTS	79
INGREDION INC	1.800% 09/25/2017 DD 09/20/12	CORPORATE DEBT INSTRUMENTS	682
INTEL CORP	1.950% 10/01/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	822
INTER-AMERICAN DEVELOPMENT BAN	1.000% 02/27/2018	CORPORATE DEBT INSTRUMENTS	682
INTER-AMERICAN DEVELOPMENT BAN	1.125% 03/15/2017 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	1,811
INTERNATIONAL BUSINESS MACHINE	0.550% 02/06/2015 DD 02/06/12	CORPORATE DEBT INSTRUMENTS	716
INTERNATIONAL BUSINESS MACHINE	2.000% 01/05/2016 DD 12/09/10	CORPORATE DEBT INSTRUMENTS	847
INTERNATIONAL BUSINESS MACHINE	0.750% 05/11/2015 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	914
INTERNATIONAL FINANCE CORP	0.875% 06/15/2018 DD 04/10/13	CORPORATE DEBT INSTRUMENTS	2,317
INTERNATIONAL PAPER CO	5.250% 04/01/2016 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	28
INTERNATIONAL PAPER CO	5.300% 04/01/2015 DD 03/19/03	CORPORATE DEBT INSTRUMENTS	203
INTESA SANPAOLO SPA	3.125% 01/15/2016 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	331
INTESA SANPAOLO SPA	3.875% 01/16/2018 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	486
INTESA SANPAOLO SPA	3.125% 01/15/2016 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	550
INTESA SANPAOLO SPA	3.875% 01/15/2019 DD 11/04/13	CORPORATE DEBT INSTRUMENTS	701
INTESA SANPAOLO SPA 144A	VAR RT 02/24/2014 DD 02/24/11	CORPORATE DEBT INSTRUMENTS	2,307
JOHN DEERE CAPITAL CORP	5.750% 09/10/2018 DD 09/08/08	CORPORATE DEBT INSTRUMENTS	111
JOHNSON & JOHNSON	1.650% 12/05/2018 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	637
JP MORGAN CHASE COMME CB16 ASB	5.523% 05/12/2045 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	775
JP MORGAN CHASE COMME LD12 A1A	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,141
JP MORGAN CHASE COMMER CB14 A4	VAR RT 12/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,134
JP MORGAN CHASE COMMER LD12 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	2,033
JP MORGAN CHASE COMMER LDP9 A3	5.336% 05/15/2047 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	153
JP MORGAN CHASE COMMERC C10 A2	2.072% 12/15/2047 DD 03/01/13	CORPORATE DEBT INSTRUMENTS	840
JP MORGAN CHASE COMMERC C16 A2	3.070% 12/15/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	2,054
JP MORGAN CHASE COMMERCI C2 A3	VAR RT 05/15/2041 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	130
JPMORGAN CHASE & CO	3.250% 09/23/2022 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	67
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	CORPORATE DEBT INSTRUMENTS	185
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	250
JPMORGAN CHASE & CO	3.250% 09/23/2022 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	359
JPMORGAN CHASE & CO	5.250% 05/01/2015 DD 04/24/03	CORPORATE DEBT INSTRUMENTS	369
JPMORGAN CHASE & CO	VAR RT 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	480
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	495
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	590
JPMORGAN CHASE & CO	2.000% 08/15/2017 DD 08/20/12	CORPORATE DEBT INSTRUMENTS	593

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
JPMORGAN CHASE & CO	VAR RT 02/26/2016 DD 02/26/13	CORPORATE DEBT INSTRUMENTS	778
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	1,100
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	CORPORATE DEBT INSTRUMENTS	1,317
JPMORGAN CHASE & CO	3.150% 07/05/2016 DD 06/29/11	CORPORATE DEBT INSTRUMENTS	1,388
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	3,370
JPMORGAN CHASE & CO	VAR RT 02/26/2016 DD 02/26/13	CORPORATE DEBT INSTRUMENTS	4,217
JPMORGAN CHASE COMMERC LDP2 A4	4.738% 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	2,084
JPMORGAN CHASE COMMERC LDP2 AM	4.780% 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	523
JPMORGAN CHASE COMMERC LDP5 A4	VAR RT 12/15/2044 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,120
KEYBANK NA/CLEVELAND OH	5.450% 03/03/2016 DD 03/03/06	CORPORATE DEBT INSTRUMENTS	272
KEYBANK NA/CLEVELAND OH	1.650% 02/01/2018 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	580
KFW	0.500% 09/30/2015 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	1,403
KILROY REALTY LP	5.000% 11/03/2015 DD 11/03/10	CORPORATE DEBT INSTRUMENTS	240
KILROY REALTY LP	6.625% 06/01/2020 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	257
KINDER MORGAN ENERGY PARTNERS	2.650% 02/01/2019 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	99
KINDER MORGAN ENERGY PARTNERS	5.950% 02/15/2018 DD 02/12/08	CORPORATE DEBT INSTRUMENTS	153
KING CNTY WA	4.750% 01/01/2034 DD 02/12/08	OTHER INVESTMENTS	405
KOREA DEVELOPMENT BANK/THE	8.000% 01/23/2014 DD 01/23/09	CORPORATE DEBT INSTRUMENTS	100
KOREA DEVELOPMENT BANK/THE	3.250% 03/09/2016 DD 09/09/10	CORPORATE DEBT INSTRUMENTS	208
KRAFT FOODS GROUP INC	6.125% 08/23/2018 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	21
KRAFT FOODS GROUP INC	2.250% 06/05/2017 DD 12/05/12	CORPORATE DEBT INSTRUMENTS	435
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	336
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	798
LANDESBANK BADEN-WUERTTEMBERG/	5.050% 12/30/2015 DD 02/12/04	CORPORATE DEBT INSTRUMENTS	107
LAS VEGAS VLY NV WTR DIST	5.000% 02/01/2034 DD 02/19/08	OTHER INVESTMENTS	409
LB-UBS COMMERCIAL MORTG C3 A1A	VAR RT 03/15/2039 DD 03/11/06	CORPORATE DEBT INSTRUMENTS	859
LB-UBS COMMERCIAL MORTG C7 A1A	5.335% 11/15/2038 DD 11/11/06	CORPORATE DEBT INSTRUMENTS	2,913
LB-UBS COMMERCIAL MORTGA C1 A4	5.156% 02/15/2031 DD 01/11/06	CORPORATE DEBT INSTRUMENTS	2,885
LB-UBS COMMERCIAL MORTGA C3 A5	4.739% 07/15/2030 DD 06/11/05	CORPORATE DEBT INSTRUMENTS	1,879
LB-UBS COMMERCIAL MORTGA C6 A4	5.372% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	327
LB-UBS COMMERCIAL MORTGA C7 A4	VAR RT 11/15/2030 DD 10/11/05	CORPORATE DEBT INSTRUMENTS	1,054
LCM III LP 3A A 144A	VAR RT 06/01/2017 DD 04/21/05	CORPORATE DEBT INSTRUMENTS	54
LIBERTY PROPERTY LP	5.650% 08/15/2014 DD 08/10/04	CORPORATE DEBT INSTRUMENTS	499
LIFE TECHNOLOGIES CORP	4.400% 03/01/2015 DD 02/19/10	CORPORATE DEBT INSTRUMENTS	521
LIGHTPOINT CLO III 3A A1A 144A	VAR RT 09/15/2017 DD 07/20/05	CORPORATE DEBT INSTRUMENTS	147
LINCOLN NATIONAL CORP	4.300% 06/15/2015 DD 06/18/10	CORPORATE DEBT INSTRUMENTS	472
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	389
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	399
LLOYDS BANK PLC	4.875% 01/21/2016 DD 01/21/11	CORPORATE DEBT INSTRUMENTS	640
LLOYDS BANK PLC	4.200% 03/28/2017 DD 03/28/12	CORPORATE DEBT INSTRUMENTS	820
LOEWS CORP	2.625% 05/15/2023 DD 05/07/13	CORPORATE DEBT INSTRUMENTS	349
LORILLARD TOBACCO CO	3.500% 08/04/2016 DD 08/04/11	CORPORATE DEBT INSTRUMENTS	200
LORILLARD TOBACCO CO	3.750% 05/20/2023 DD 05/20/13	CORPORATE DEBT INSTRUMENTS	232
LORILLARD TOBACCO CO	2.300% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	271
LOWE’S COS INC	5.400% 10/15/2016 DD 10/10/06	CORPORATE DEBT INSTRUMENTS	118
LOWE’S COS INC	3.875% 09/15/2023 DD 09/11/13	CORPORATE DEBT INSTRUMENTS	392
LYB INTL FINANCE BV	4.000% 07/15/2023 DD 07/16/13	CORPORATE DEBT INSTRUMENTS	222
M&I MARSHALL & ILSLEY BANK	4.850% 06/16/2015 DD 06/16/05	CORPORATE DEBT INSTRUMENTS	263
MACK-CALI REALTY LP	2.500% 12/15/2017 DD 11/20/12	CORPORATE DEBT INSTRUMENTS	223
MACY’S RETAIL HOLDINGS INC	7.450% 07/15/2017 DD 07/14/97	CORPORATE DEBT INSTRUMENTS	614
MAGELLAN MIDSTREAM PARTNERS LP	5.650% 10/15/2016 DD 10/15/04	CORPORATE DEBT INSTRUMENTS	235
MAGELLAN MIDSTREAM PARTNERS LP	6.450% 06/01/2014 DD 05/25/04	CORPORATE DEBT INSTRUMENTS	743
MANUFACTURERS & TRADERS TRUST	1.450% 03/07/2018 DD 03/07/13	CORPORATE DEBT INSTRUMENTS	1,192
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	937
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	989
MARRIOTT INTERNATIONAL INC/DE	5.810% 11/10/2015 DD 11/10/05	CORPORATE DEBT INSTRUMENTS	124
MARSH & MCLENNAN COS INC	5.750% 09/15/2015 DD 09/16/05	CORPORATE DEBT INSTRUMENTS	14
MASTR ADJUSTABLE RATE MOR 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	64
MAYPORT CLO LTD 06-1A A1L 144A	VAR RT 02/22/2020 DD 12/12/06	CORPORATE DEBT INSTRUMENTS	120
MBNA CREDIT CARD MASTER B1 B1	4.450% 08/15/2016 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	2,282
MBNA CREDIT CARD MASTER C2 C2	VAR RT 11/15/2016 DD 07/01/04	CORPORATE DEBT INSTRUMENTS	2,004
MCDONALD’S CORP	5.350% 03/01/2018 DD 02/29/08	CORPORATE DEBT INSTRUMENTS	98
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	117
MCKESSON CORP	4.750% 03/01/2021 DD 02/28/11	CORPORATE DEBT INSTRUMENTS	318
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	780
MDC HOLDINGS INC	5.625% 02/01/2020 DD 01/15/10	CORPORATE DEBT INSTRUMENTS	812
MEDCO HEALTH SOLUTIONS INC	7.125% 03/15/2018 DD 03/18/08	CORPORATE DEBT INSTRUMENTS	832
MERCK & CO INC	VAR RT 05/18/2018 DD 05/20/13	CORPORATE DEBT INSTRUMENTS	531
MERCK & CO INC	1.300% 05/18/2018 DD 05/20/13	CORPORATE DEBT INSTRUMENTS	1,323
MERCK SHARP & DOHME CORP	4.750% 03/01/2015 DD 02/17/05	CORPORATE DEBT INSTRUMENTS	220
MERRILL LYNCH & CO INC	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	80
MERRILL LYNCH & CO INC	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	110
MERRILL LYNCH & CO INC	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	296
MERRILL LYNCH & CO INC	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	576
MERRILL LYNCH & CO INC	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	591
MERRILL LYNCH & CO INC	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	1,018
MERRILL LYNCH MORTGAGE C1 A1A	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	2,574
MERRILL LYNCH MORTGAGE CIP1 A2	4.960% 07/12/2038 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	483
MERRILL LYNCH MORTGAGE CIP1 A4	VAR RT 07/12/2038 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	2,110
MERRILL LYNCH MORTGAGE LC1 A4	VAR RT 01/12/2044 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	151
MERRILL LYNCH MORTGAGE T C1 AM	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	189
MERRILL LYNCH MORTGAGE T C2 A4	VAR RT 08/12/2043 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	2,124
METLIFE INC	5.500% 06/15/2014 DD 06/03/04	CORPORATE DEBT INSTRUMENTS	157
METROPOLITAN EDISON CO	4.875% 04/01/2014 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	64
METROPOLITAN LIFE GLOBAL 144A	1.500% 01/10/2018 DD 01/10/13	CORPORATE DEBT INSTRUMENTS	433
MEXICO GOVERNMENT INTERNATIONA	5.625% 01/15/2017 DD 03/10/06	OTHER INVESTMENTS	181
MEXICO GOVERNMENT INTERNATIONA	5.950% 03/19/2019 DD 12/23/08	OTHER INVESTMENTS	210
MEXICO GOVERNMENT INTERNATIONA	5.125% 01/15/2020 DD 01/15/10	OTHER INVESTMENTS	281
MICROSOFT CORP	3.625% 12/15/2023 DD 12/06/13	CORPORATE DEBT INSTRUMENTS	461
MIDAMERICAN ENERGY HOLDINGS CO	5.750% 04/01/2018 DD 03/28/08	CORPORATE DEBT INSTRUMENTS	1,113
MIZUHO CORPORATE BANK LTD 144A	1.850% 03/21/2018 DD 03/21/13	CORPORATE DEBT INSTRUMENTS	366
ML-CFC COMMERCIAL MORTGA 4 A1A	5.166% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	937

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ML-CFC COMMERCIAL MORTGA 4 A1A	5.166% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	2,591
ML-CFC COMMERCIAL MORTGAG 1 A4	VAR RT 02/12/2039 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,072
ML-CFC COMMERCIAL MORTGAG 2 A4	VAR RT 06/12/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,185
ML-CFC COMMERCIAL MORTGAG 3 A4	VAR RT 07/12/2046 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	1,083
ML-CFC COMMERCIAL MORTGAG 4 A3	5.172% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	217
MMAF EQUIPMENT FINA AA A4 144A	1.350% 10/10/2018 DD 06/20/12	CORPORATE DEBT INSTRUMENTS	1,074
MONDELEZ INTERNATIONAL INC	4.125% 02/09/2016 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	901
MORGAN STANLEY	6.250% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	286
MORGAN STANLEY	4.750% 04/01/2014 DD 03/30/04	CORPORATE DEBT INSTRUMENTS	300
MORGAN STANLEY	VAR RT 01/09/2014 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	300
MORGAN STANLEY	5.375% 10/15/2015 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	323
MORGAN STANLEY	1.750% 02/25/2016 DD 02/25/13	CORPORATE DEBT INSTRUMENTS	517
MORGAN STANLEY	3.750% 02/25/2023 DD 02/25/13	CORPORATE DEBT INSTRUMENTS	1,002
MORGAN STANLEY	5.375% 10/15/2015 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	1,049
MORGAN STANLEY	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,065
MORGAN STANLEY	4.750% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,091
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,375
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	3,212
MORGAN STANLEY ABS CAP NC1 A2C	VAR RT 01/25/2035 DD 02/25/05	CORPORATE DEBT INSTRUMENTS	1,172
MORGAN STANLEY ABS CAPI HE3 A4	VAR RT 03/25/2034 DD 05/27/04	CORPORATE DEBT INSTRUMENTS	1,178
MORGAN STANLEY CAPITA IQ13 A1A	5.312% 03/15/2044 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	997
MORGAN STANLEY CAPITAL HQ7 A4	VAR RT 11/14/2042 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	237
MORGAN STANLEY CAPITAL HQ8 A4	VAR RT 03/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,820
MORGAN STANLEY CAPITAL HQ9 A4	VAR RT 07/12/2044 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	2,121
MORGAN STANLEY CAPITAL T25 A3	VAR RT 11/12/2049 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	111
MURRAY STREET INVESTMENT TRUST	STEP 03/09/2017 DD 12/01/2011	CORPORATE DEBT INSTRUMENTS	538
MURRAY STREET INVESTMENT TRUST	STEP 03/09/2017 DD 12/01/2011	CORPORATE DEBT INSTRUMENTS	2,261
MYLAN INC/PA	4.200% 11/29/2023 DD 11/29/13	CORPORATE DEBT INSTRUMENTS	148
MYLAN INC/PA 144A	1.800% 06/24/2016 DD 06/25/13	CORPORATE DEBT INSTRUMENTS	163
NABORS INDUSTRIES INC	6.150% 02/15/2018 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	598
NATIONAL AUSTRALIA BANK L 144A	1.250% 03/08/2018 DD 03/08/13	CORPORATE DEBT INSTRUMENTS	3,018
NATIONAL RURAL UTILITIES COOPE	4.750% 03/01/2014 DD 02/25/04	CORPORATE DEBT INSTRUMENTS	83
NATIONWIDE HEALTH PROPERTIES I	6.000% 05/20/2015 DD 05/18/05	CORPORATE DEBT INSTRUMENTS	32
NBCUNIVERSAL ENTERPRISE I 144A	1.662% 04/15/2018 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	322
NBCUNIVERSAL ENTERPRISE I 144A	1.974% 04/15/2019 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	543
NBCUNIVERSAL ENTERPRISE I 144A	1.974% 04/15/2019 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	626
NBCUNIVERSAL ENTERPRISE I 144A	VAR RT 04/15/2018 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	632
NBCUNIVERSAL MEDIA LLC	3.650% 04/30/2015 DD 04/30/11	CORPORATE DEBT INSTRUMENTS	237
NCUA GUARANTEED NOTES T C1 APT	2.650% 10/29/2020 DD 11/10/10	CORPORATE DEBT INSTRUMENTS	1,077
NEVADA POWER CO	6.500% 08/01/2018 DD 07/30/08	CORPORATE DEBT INSTRUMENTS	59
NEVADA POWER CO	6.500% 05/15/2018 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	120
NEW YORK LIFE GLOBAL FUND 144A	1.650% 05/15/2017 DD 02/14/12	CORPORATE DEBT INSTRUMENTS	791
NEWELL RUBBERMAID INC	2.050% 12/01/2017 DD 12/04/12	CORPORATE DEBT INSTRUMENTS	461
NEWS AMERICA INC	5.300% 12/15/2014 DD 12/03/04	CORPORATE DEBT INSTRUMENTS	110
NISOURCE FINANCE CORP	5.400% 07/15/2014 DD 07/21/03	CORPORATE DEBT INSTRUMENTS	126
NISSAN MASTER OWNER TRUST A A	VAR RT 02/15/2018 DD 02/28/13	CORPORATE DEBT INSTRUMENTS	1,050
NOBLE HOLDING INTERNATIONAL LT	2.500% 03/15/2017 DD 02/10/12	CORPORATE DEBT INSTRUMENTS	166
NOMURA HOLDINGS INC	2.000% 09/13/2016 DD 03/13/13	CORPORATE DEBT INSTRUMENTS	323
NORDEA BANK AB 144A	4.250% 09/21/2022 DD 09/21/12	CORPORATE DEBT INSTRUMENTS	667
NORDEA BANK AB 144A	2.250% 03/20/2015 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	801
NORDEA BANK AB 144A	3.125% 03/20/2017 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	1,574
NORTHEAST UTILITIES	1.450% 05/01/2018 DD 05/13/13	CORPORATE DEBT INSTRUMENTS	504
NORTHSTAR EDUCATION FINAN 1 A1	VAR RT 10/28/2026 DD 10/25/05	CORPORATE DEBT INSTRUMENTS	64
NOVARTIS CAPITAL CORP	4.400% 04/24/2020 DD 03/16/10	CORPORATE DEBT INSTRUMENTS	817
NYSE EURONEXT	2.000% 10/05/2017 DD 10/05/12	CORPORATE DEBT INSTRUMENTS	1,026
OCP CLO LTD 2A A2 144A	VAR RT 11/22/2023 DD 11/15/12	CORPORATE DEBT INSTRUMENTS	100
OCP CLO LTD 2A B 144A	VAR RT 11/22/2023 DD 11/15/12	CORPORATE DEBT INSTRUMENTS	97
OHA INTREPID LOAN 1AR AR 144A	VAR RT 04/20/2021 DD 04/22/13	CORPORATE DEBT INSTRUMENTS	738
ONCOR ELECTRIC DELIVERY CO LLC	7.000% 09/01/2022 DD 08/30/02	CORPORATE DEBT INSTRUMENTS	131
ONEOK PARTNERS LP	6.150% 10/01/2016 DD 09/25/06	PARTNERSHIP/JOINT VENTURE INTEREST	60
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	OTHER INVESTMENTS	224
ONEOK PARTNERS LP	3.200% 09/15/2018 DD 09/12/13	PARTNERSHIP/JOINT VENTURE INTEREST	522
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	OTHER INVESTMENTS	721
ORACLE CORP	5.250% 01/15/2016 DD 01/13/06	CORPORATE DEBT INSTRUMENTS	186
ORACLE CORP	5.750% 04/15/2018 DD 04/09/08	CORPORATE DEBT INSTRUMENTS	203
ORACLE CORP	2.375% 01/15/2019 DD 07/16/13	CORPORATE DEBT INSTRUMENTS	1,584
OVERSEAS PRIVATE INVT CORP	0.000% 07/07/2019 DD 07/19/10	U. S. GOVERNMENT SECURITIES	1,120
OVERSEAS PRIVATE INVT CORP	0.000% 05/02/2016 DD 05/02/11	U. S. GOVERNMENT SECURITIES	3,142
OZLM FUNDING LTD 13-4A A1 144A	VAR RT 07/22/2025 DD 06/27/13	CORPORATE DEBT INSTRUMENTS	245
PACIFIC GAS & ELECTRIC CO	3.850% 11/15/2023 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	229
PEMEX PROJECT FUNDING MASTER T	5.750% 03/01/2018 DD 09/01/08	CORPORATE DEBT INSTRUMENTS	123
PENSKE TRUCK LEASING CO L 144A	2.500% 07/11/2014 DD 07/13/12	CORPORATE DEBT INSTRUMENTS	131
PENSKE TRUCK LEASING CO L 144A	3.125% 05/11/2015 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	329
PENSKE TRUCK LEASING CO L 144A	2.500% 03/15/2016 DD 09/27/12	CORPORATE DEBT INSTRUMENTS	620
PENSKE TRUCK LEASING CO L 144A	3.125% 05/11/2015 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	694
PENTAIR FINANCE SA	1.875% 09/15/2017 DD 03/15/13	CORPORATE DEBT INSTRUMENTS	123
PEPSICO INC	1.250% 08/13/2017 DD 08/13/12	CORPORATE DEBT INSTRUMENTS	643
PERMANENT MASTER I 2A 1A3 144A	VAR RT 07/15/2042 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,249
PERNOD-RICARD SA 144A	4.450% 01/15/2022 DD 10/25/11	CORPORATE DEBT INSTRUMENTS	354
PERNOD-RICARD SA 144A	5.750% 04/07/2021 DD 04/07/11	CORPORATE DEBT INSTRUMENTS	386
PERUVIAN GOVERNMENT INTERNATIO	8.375% 05/03/2016 DD 05/03/04	OTHER INVESTMENTS	61
PERUVIAN GOVERNMENT INTERNATIO	9.875% 02/06/2015 DD 02/06/03	OTHER INVESTMENTS	191
PETROBRAS GLOBAL FINANCE BV	3.000% 01/15/2019 DD 05/20/13	CORPORATE DEBT INSTRUMENTS	468
PETROBRAS INTERNATIONAL FINANC	5.875% 03/01/2018 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	107
PETROBRAS INTERNATIONAL FINANC	5.750% 01/20/2020 DD 10/30/09	CORPORATE DEBT INSTRUMENTS	198
PETROBRAS INTERNATIONAL FINANC	2.875% 02/06/2015 DD 02/06/12	CORPORATE DEBT INSTRUMENTS	528
PETROLEOS MEXICANOS	4.875% 03/15/2015 DD 09/15/10	CORPORATE DEBT INSTRUMENTS	73
PETROLEOS MEXICANOS	6.000% 03/05/2020 DD 09/05/10	CORPORATE DEBT INSTRUMENTS	211
PHILIP MORRIS INTERNATIONAL IN	1.875% 01/15/2019 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	244
PHILIP MORRIS INTERNATIONAL IN	3.600% 11/15/2023 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	300
PHILIP MORRIS INTERNATIONAL IN	1.125% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	637
PHILLIPS 66	2.950% 05/01/2017 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	208

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
PLAINS ALL AMERICAN PIPELINE L	6.125% 01/15/2017 DD 07/15/07	CORPORATE DEBT INSTRUMENTS	60
PLAINS ALL AMERICAN PIPELINE L	3.950% 09/15/2015 DD 07/14/10	CORPORATE DEBT INSTRUMENTS	431
PNC BANK NA	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	598
PNC BANK NA	1.150% 11/01/2016 DD 10/24/13	CORPORATE DEBT INSTRUMENTS	1,967
PNC FUNDING CORP	3.000% 05/19/2014 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	1,212
POLAND GOVERNMENT INTERNATIONA	6.375% 07/15/2019 DD 07/15/09	OTHER INVESTMENTS	123
POLAND GOVERNMENT INTERNATIONA	5.250% 01/15/2014 DD 10/29/03	OTHER INVESTMENTS	158
PPL ENERGY SUPPLY LLC	6.200% 05/15/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	174
PRECISION CASTPARTS CORP	1.250% 01/15/2018 DD 12/20/12	CORPORATE DEBT INSTRUMENTS	419
PRINCIPAL FINANCIAL GROUP INC	1.850% 11/15/2017 DD 11/16/12	CORPORATE DEBT INSTRUMENTS	159
PRINCIPAL LIFE INCOME FUNDING	5.100% 04/15/2014 DD 04/16/04	CORPORATE DEBT INSTRUMENTS	71
PROGRESS ENERGY INC	7.050% 03/15/2019 DD 03/19/09	CORPORATE DEBT INSTRUMENTS	629
PROVINCE OF ONTARIO CANADA	4.750% 01/19/2016 DD 01/18/06	OTHER INVESTMENTS	324
PROVINCE OF QUEBEC CANADA	5.000% 03/01/2016 DD 03/01/06	OTHER INVESTMENTS	277
PRUDENTIAL FINANCIAL INC	3.000% 05/12/2016 DD 05/12/11	CORPORATE DEBT INSTRUMENTS	286
PSEG POWER LLC	2.750% 09/15/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	186
PSEG POWER LLC	2.450% 11/15/2018 DD 11/08/13	CORPORATE DEBT INSTRUMENTS	247
PUBLIC SERVICE ELECTRIC & GAS	2.375% 05/15/2023 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	409
PYRAMID INTERMEDIATE MANAGED	MATURING FUND	COMMON/COLLECTIVE TRUST	14,776
PYRAMID SHORT MANAGED MATURING	FUND	COMMON/COLLECTIVE TRUST	25,203
QATAR GOVERNMENT INTERNATIONAL	4.000% 01/20/2015	OTHER INVESTMENTS	1,551
QBE INSURANCE GROUP LTD 144A	2.400% 05/01/2018 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	312
QUEST DIAGNOSTICS INC	3.200% 04/01/2016 DD 03/24/11	CORPORATE DEBT INSTRUMENTS	581
QVC INC	5.125% 07/02/2022 DD 01/02/13	CORPORATE DEBT INSTRUMENTS	539
QWEST CORP	6.500% 06/01/2017 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	179
REALTY INCOME CORP	2.000% 01/31/2018 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	607
REINSURANCE GROUP OF AMERICA I	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	744
RENSSELAER POLYTECHNIC INSTITU	5.600% 09/01/2020 DD 04/20/10	CORPORATE DEBT INSTRUMENTS	855
REPUBLIC OF KOREA	7.125% 04/16/2019 DD 04/16/09	OTHER INVESTMENTS	122
REPUBLIC OF KOREA	4.875% 09/22/2014 DD 09/22/04	OTHER INVESTMENTS	235
REYNOLDS AMERICAN INC	6.750% 06/15/2017 DD 06/21/07	CORPORATE DEBT INSTRUMENTS	121
REYNOLDS AMERICAN INC	4.850% 09/15/2023 DD 09/17/13	CORPORATE DEBT INSTRUMENTS	439
REYNOLDS AMERICAN INC	6.750% 06/15/2017 DD 06/21/07	CORPORATE DEBT INSTRUMENTS	687
RIO TINTO ALCAN INC	5.000% 06/01/2015 DD 05/31/05	CORPORATE DEBT INSTRUMENTS	111
RIO TINTO FINANCE USA LTD	2.250% 09/20/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	206
RIO TINTO FINANCE USA LTD	8.950% 05/01/2014 DD 04/17/09	CORPORATE DEBT INSTRUMENTS	647
RIO TINTO FINANCE USA PLC	2.250% 12/14/2018 DD 06/19/13	CORPORATE DEBT INSTRUMENTS	119
ROPER INDUSTRIES INC	1.850% 11/15/2017 DD 11/21/12	CORPORATE DEBT INSTRUMENTS	510
ROPER INDUSTRIES INC	2.050% 10/01/2018 DD 06/06/13	CORPORATE DEBT INSTRUMENTS	632
ROYAL BANK OF CANADA	1.450% 10/30/2014 DD 10/31/11	CORPORATE DEBT INSTRUMENTS	520
ROYAL BANK OF CANADA	1.125% 07/21/2017 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	1,010
ROYAL BANK OF CANADA	1.200% 09/19/2018 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,100
ROYAL BANK OF CANADA	0.625% 12/05/2016 DD 12/06/12	CORPORATE DEBT INSTRUMENTS	1,245
ROYAL BANK OF CANADA	2.200% 07/27/2018 DD 07/29/13	CORPORATE DEBT INSTRUMENTS	1,305
ROYAL BANK OF CANADA	2.200% 07/27/2018 DD 07/29/13	CORPORATE DEBT INSTRUMENTS	1,506
ROYAL BANK OF CANADA 144A	3.125% 04/14/2015 DD 04/14/10	CORPORATE DEBT INSTRUMENTS	2,481
ROYAL BANK OF SCOTLAND GROUP P	2.550% 09/18/2015 DD 09/18/12	CORPORATE DEBT INSTRUMENTS	174
ROYAL BANK OF SCOTLAND GROUP P	2.550% 09/18/2015 DD 09/18/12	CORPORATE DEBT INSTRUMENTS	665
ROYAL BANK OF SCOTLAND PL 144A	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	513
ROYAL BANK OF SCOTLAND PLC/THE	3.950% 09/21/2015 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	220
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 03/16/2015 DD 03/16/10	CORPORATE DEBT INSTRUMENTS	627
SABMILLER HOLDINGS INC 144A	2.450% 01/15/2017 DD 01/17/12	CORPORATE DEBT INSTRUMENTS	1,096
SANTANDER DRIVE AUTO RECE 2 A2	0.910% 05/15/2015 DD 03/21/12	CORPORATE DEBT INSTRUMENTS	1
SANTANDER DRIVE AUTO RECE 2 A3	1.220% 12/15/2015 DD 03/21/12	CORPORATE DEBT INSTRUMENTS	1,147
SANTANDER DRIVE AUTO RECE 3 A3	1.080% 04/15/2016 DD 05/16/12	CORPORATE DEBT INSTRUMENTS	1,063
SANTANDER DRIVE AUTO RECE 4 A3	1.640% 09/15/2015 DD 10/13/11	CORPORATE DEBT INSTRUMENTS	562
SANTANDER DRIVE AUTO RECE 6 A2	0.470% 09/15/2015 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	397
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	382
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	465
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	687
SANTANDER US DEBT SAU 144A	3.724% 01/20/2015 DD 01/19/10	CORPORATE DEBT INSTRUMENTS	306
SBA GTD PARTN CTFS 1997-20D 1	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	91
SBA GTD PARTN CTFS 1997-20F 1	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	20
SBA GTD PARTN CTFS 1999-20J 1	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	242
SCHLUMBERGER INVESTMENT S 144A	2.400% 08/01/2022 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	266
SCHLUMBERGER INVESTMENT S 144A	1.250% 08/01/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	611
SCHLUMBERGER NORGE AS 144A	1.950% 09/14/2016 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	571
SCHLUMBERGER NORGE AS 144A	1.250% 08/01/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	611
SEMPRA ENERGY	6.500% 06/01/2016 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	99
SEMPRA ENERGY	2.300% 04/01/2017 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	669
SHELL INTERNATIONAL FINANCE BV	5.200% 03/22/2017 DD 03/22/07	CORPORATE DEBT INSTRUMENTS	86
SHELL INTERNATIONAL FINANCE BV	3.400% 08/12/2023 DD 08/12/13	CORPORATE DEBT INSTRUMENTS	380
SHERIDAN SQUARE CLO 1A A1 144A	VAR RT 04/15/2025 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	293
SIMON PROPERTY GROUP LP	5.250% 12/01/2016 DD 12/12/06	CORPORATE DEBT INSTRUMENTS	22
SIMON PROPERTY GROUP LP	2.800% 01/30/2017 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	155
SIMON PROPERTY GROUP LP	6.125% 05/30/2018 DD 05/19/08	CORPORATE DEBT INSTRUMENTS	168
SIMON PROPERTY GROUP LP	6.100% 05/01/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	272
SIMON PROPERTY GROUP LP 144A	1.500% 02/01/2018 DD 12/17/12	CORPORATE DEBT INSTRUMENTS	729
SLM CORP	6.000% 01/25/2017 DD 01/27/12	CORPORATE DEBT INSTRUMENTS	325
SLM CORP	5.000% 04/15/2015 DD 04/15/03	CORPORATE DEBT INSTRUMENTS	330
SLM PRIVATE CREDIT STUDEN B A2	VAR RT 06/15/2021 DD 05/26/04	CORPORATE DEBT INSTRUMENTS	680
SLM PRIVATE EDUCATIO E A1 144A	VAR RT 10/16/2023 DD 10/18/12	CORPORATE DEBT INSTRUMENTS	827
SLM STUDENT LOAN TRUST 201 2 A	VAR RT 01/25/2029 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	1,003
SMALL BUS ADMIN CTF S-95 20B	8.150% 02/01/2015 DD 02/15/95	U. S. GOVERNMENT SECURITIES	28
SOUTH AFRICA GOVERNMENT INTERN	6.500% 06/02/2014 DD 06/02/04	OTHER INVESTMENTS	252
SOUTHERN CALIFORNIA EDISON CO	5.500% 08/15/2018 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	120
SOUTHERN CO/THE	1.950% 09/01/2016 DD 08/23/11	CORPORATE DEBT INSTRUMENTS	995
SOUTHERN POWER CO	4.875% 07/15/2015 DD 01/15/04	CORPORATE DEBT INSTRUMENTS	149
SOUTHTRUST CORP	5.800% 06/15/2014 DD 05/24/04	CORPORATE DEBT INSTRUMENTS	215
SOVEREIGN BANK/WILMINGTON DE	8.750% 05/30/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	300
SPAREBANK 1 BOLIGKREDITT 144A	2.300% 06/30/2018 DD 04/03/12	CORPORATE DEBT INSTRUMENTS	233
SPECTRA ENERGY CAPITAL LLC	5.668% 08/15/2014 DD 08/19/04	CORPORATE DEBT INSTRUMENTS	618

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ST JUDE MEDICAL INC	3.250% 04/15/2023 DD 04/02/13	CORPORATE DEBT INSTRUMENTS	172
STANDARD CHARTERED PLC 144A	5.500% 11/18/2014 DD 05/18/09	CORPORATE DEBT INSTRUMENTS	390
STANDARD CHARTERED PLC 144A	3.950% 01/11/2023 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	510
STATE STREET CORP	3.700% 11/20/2023 DD 11/19/13	CORPORATE DEBT INSTRUMENTS	278
STATOIL ASA	1.800% 11/23/2016 DD 11/23/11	CORPORATE DEBT INSTRUMENTS	2,254
STRUCTURED ADJUSTABLE RA 6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	409
SUMITOMO MITSUI BANKING CORP	1.450% 07/19/2016 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	513
SUMITOMO MITSUI BANKING CORP	1.500% 01/18/2018 DD 01/18/13	CORPORATE DEBT INSTRUMENTS	1,157
SUNTRUST BANKS INC	2.350% 11/01/2018 DD 10/25/13	CORPORATE DEBT INSTRUMENTS	587
SUNTRUST BANKS INC	3.500% 01/20/2017 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,104
SVB FINANCIAL GROUP	5.375% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	688
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	403
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	937
SWEDBANK HYPOTEK AB 144A	2.375% 04/05/2017 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	310
TAKEDA PHARMACEUTICAL CO 144A	1.625% 03/17/2017 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	499
TCI COMMUNICATIONS INC	8.750% 08/01/2015 DD 08/01/95	CORPORATE DEBT INSTRUMENTS	157
TELEFONICA EMISIONES SAU	5.462% 02/16/2021 DD 02/16/11	CORPORATE DEBT INSTRUMENTS	185
TELEFONICA EMISIONES SAU	3.192% 04/27/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	448
TELEFONICA EMISIONES SAU	3.192% 04/27/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	586
TEMASEK FINANCIAL I LTD 144A	2.375% 01/23/2023 DD 07/23/12	CORPORATE DEBT INSTRUMENTS	940
TENNESSEE VALLEY AUTH BD	1.750% 10/15/2018 DD 09/27/13	U. S. GOVERNMENT SECURITIES	462
TESCO PLC 144A	2.000% 12/05/2014 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	577
TEVA PHARMACEUTICAL FINANCE CO	2.400% 11/10/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	1,862
THERMO FISHER SCIENTIFIC INC	2.250% 08/15/2016 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	1,381
TIME WARNER CABLE INC	6.750% 07/01/2018 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	29
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	CORPORATE DEBT INSTRUMENTS	297
TIME WARNER INC	5.875% 11/15/2016 DD 11/13/06	CORPORATE DEBT INSTRUMENTS	296
TOBACCO SETTLEMENT AUTH IA TOB	6.500% 06/01/2023 DD 11/30/05	OTHER INVESTMENTS	660
TORONTO-DOMINION BANK/THE	2.500% 07/14/2016 DD 07/14/11	CORPORATE DEBT INSTRUMENTS	1,011
TORONTO-DOMINION BANK/THE 144A	1.500% 03/13/2017 DD 03/13/12	CORPORATE DEBT INSTRUMENTS	606
TRANSATLANTIC HOLDINGS INC	5.750% 12/14/2015 DD 12/14/05	CORPORATE DEBT INSTRUMENTS	352
TRANSCANADA PIPELINES LTD	0.750% 01/15/2016 DD 01/15/13	CORPORATE DEBT INSTRUMENTS	419
TRANSOCEAN INC	6.375% 12/15/2021 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	562
TRANSOCEAN INC	6.500% 11/15/2020 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	885
TRAVELERS COS INC/THE	5.750% 12/15/2017 DD 05/29/07	CORPORATE DEBT INSTRUMENTS	734
TRIMARAN CLO VI LT 2A A1L 144A	VAR RT 11/01/2018 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	429
TYCO ELECTRONICS GROUP SA	1.600% 02/03/2015 DD 02/03/12	CORPORATE DEBT INSTRUMENTS	252
U S TREASURY BILL	0.000% 02/06/2014 DD 02/07/13	U. S. GOVERNMENT SECURITIES	6,100
U S TREASURY BILL	0.000% 01/16/2014 DD 07/18/13	U. S. GOVERNMENT SECURITIES	6,700
U S TREASURY BILL	0.000% 01/02/2014 DD 07/05/13	U. S. GOVERNMENT SECURITIES	14,100
U S TREASURY BILL	0.000% 07/03/2014 DD 01/02/14	U. S. GOVERNMENT SECURITIES	15,693
U S TREASURY BOND	8.500% 02/15/2020 DD 02/15/90	U. S. GOVERNMENT SECURITIES	391
U S TREASURY BOND	8.875% 08/15/2017 DD 08/15/87	U. S. GOVERNMENT SECURITIES	1,053
U S TREASURY BOND	8.750% 08/15/2020 DD 08/15/90	U. S. GOVERNMENT SECURITIES	1,130
U S TREASURY BOND	8.125% 08/15/2021 DD 08/15/91	U. S. GOVERNMENT SECURITIES	2,045
U S TREASURY BOND	8.125% 05/15/2021 DD 05/15/91	U. S. GOVERNMENT SECURITIES	2,118
U S TREASURY BONDS	3.750% 11/15/2043 DD 11/15/13	U. S. GOVERNMENT SECURITIES	372
U S TREASURY BONDS	3.750% 11/15/2043 DD 11/15/13	U. S. GOVERNMENT SECURITIES	1,837
U S TREASURY BONDS	3.625% 08/15/2043 DD 08/15/13	U. S. GOVERNMENT SECURITIES	3,438
U S TREASURY BONDS	3.750% 11/15/2043 DD 11/15/13	U. S. GOVERNMENT SECURITIES	3,600
U S TREASURY NOTE	1.000% 05/31/2018 DD 05/31/13	U. S. GOVERNMENT SECURITIES	6
U S TREASURY NOTE	0.375% 08/31/2015 DD 08/31/13	U. S. GOVERNMENT SECURITIES	190
U S TREASURY NOTE	1.875% 08/31/2017 DD 08/31/10	U. S. GOVERNMENT SECURITIES	616
U S TREASURY NOTE	1.000% 09/30/2016 DD 09/30/11	U. S. GOVERNMENT SECURITIES	656
U S TREASURY NOTE	2.500% 08/15/2023 DD 08/15/13	U. S. GOVERNMENT SECURITIES	672
U S TREASURY NOTE	1.375% 09/30/2018 DD 09/30/11	U. S. GOVERNMENT SECURITIES	790
U S TREASURY NOTE	0.500% 10/15/2014 DD 10/15/11	U. S. GOVERNMENT SECURITIES	1,003
U S TREASURY NOTE	1.000% 10/31/2016 DD 10/31/11	U. S. GOVERNMENT SECURITIES	1,028
U S TREASURY NOTE	0.250% 02/28/2015 DD 02/28/13	U. S. GOVERNMENT SECURITIES	1,401
U S TREASURY NOTE	0.625% 04/30/2018 DD 04/30/13	U. S. GOVERNMENT SECURITIES	1,451
U S TREASURY NOTE	0.750% 12/31/2017 DD 12/31/12	U. S. GOVERNMENT SECURITIES	1,956
U S TREASURY NOTE	1.250% 11/30/2018 DD 11/30/13	U. S. GOVERNMENT SECURITIES	1,957
U S TREASURY NOTE	2.125% 05/31/2015 DD 05/31/10	U. S. GOVERNMENT SECURITIES	1,971
U S TREASURY NOTE	3.625% 08/15/2019 DD 08/15/09	U. S. GOVERNMENT SECURITIES	2,245
U S TREASURY NOTE	1.500% 06/30/2016 DD 06/30/11	U. S. GOVERNMENT SECURITIES	2,251
U S TREASURY NOTE	1.500% 12/31/2018 DD 12/31/13	U. S. GOVERNMENT SECURITIES	2,571
U S TREASURY NOTE	1.250% 10/31/2015 DD 10/31/10	U. S. GOVERNMENT SECURITIES	3,101
U S TREASURY NOTE	0.375% 03/15/2016 DD 03/15/13	U. S. GOVERNMENT SECURITIES	3,195
U S TREASURY NOTE	2.500% 06/30/2017 DD 06/30/10	U. S. GOVERNMENT SECURITIES	3,348
U S TREASURY NOTE	1.500% 12/31/2018 DD 12/31/13	U. S. GOVERNMENT SECURITIES	3,466
U S TREASURY NOTE	2.750% 11/15/2023 DD 11/15/13	U. S. GOVERNMENT SECURITIES	3,590
U S TREASURY NOTE	2.125% 02/29/2016 DD 02/28/11	U. S. GOVERNMENT SECURITIES	3,835
U S TREASURY NOTE	1.250% 11/30/2018 DD 11/30/13	U. S. GOVERNMENT SECURITIES	3,885
U S TREASURY NOTE	0.375% 01/15/2016 DD 01/15/13	U. S. GOVERNMENT SECURITIES	3,998
U S TREASURY NOTE	1.500% 06/30/2016 DD 06/30/11	U. S. GOVERNMENT SECURITIES	4,092
U S TREASURY NOTE	0.625% 09/30/2017 DD 09/30/12	U. S. GOVERNMENT SECURITIES	4,309
U S TREASURY NOTE	0.375% 06/15/2015 DD 06/15/12	U. S. GOVERNMENT SECURITIES	4,610
U S TREASURY NOTE	1.375% 01/31/2020 DD 01/31/13	U. S. GOVERNMENT SECURITIES	4,782
U S TREASURY NOTE	3.500% 02/15/2018 DD 02/15/08	U. S. GOVERNMENT SECURITIES	4,809
U S TREASURY NOTE	4.500% 05/15/2017 DD 05/15/07	U. S. GOVERNMENT SECURITIES	4,944
U S TREASURY NOTE	2.500% 03/31/2015 DD 03/31/10	U. S. GOVERNMENT SECURITIES	5,091
U S TREASURY NOTE	1.375% 12/31/2018 DD 12/31/11	U. S. GOVERNMENT SECURITIES	5,409
U S TREASURY NOTE	0.875% 04/30/2017 DD 04/30/12	U. S. GOVERNMENT SECURITIES	5,982
U S TREASURY NOTE	0.375% 02/15/2016 DD 02/15/13	U. S. GOVERNMENT SECURITIES	5,994
U S TREASURY NOTE	0.125% 12/31/2014 DD 12/31/12	U. S. GOVERNMENT SECURITIES	6,098
U S TREASURY NOTE	2.375% 12/31/2020 DD 12/31/13	U. S. GOVERNMENT SECURITIES	6,455
U S TREASURY NOTE	0.375% 06/30/2015 DD 06/30/13	U. S. GOVERNMENT SECURITIES	7,015
U S TREASURY NOTE	2.625% 12/31/2014 DD 12/31/09	U. S. GOVERNMENT SECURITIES	7,170
U S TREASURY NOTE	1.250% 09/30/2015 DD 09/30/10	U. S. GOVERNMENT SECURITIES	8,216
U S TREASURY NOTE	1.375% 06/30/2018 DD 06/30/13	U. S. GOVERNMENT SECURITIES	8,237
U S TREASURY NOTE	0.250% 01/15/2015 DD 01/15/12	U. S. GOVERNMENT SECURITIES	8,907
U S TREASURY NOTE	3.125% 04/30/2017 DD 04/30/10	U. S. GOVERNMENT SECURITIES	9,244

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	U S TREASURY NOTE	2.250% 03/31/2016 DD 03/31/11	U. S. GOVERNMENT SECURITIES	9,380
	U S TREASURY NOTE	2.750% 02/28/2018 DD 02/28/11	U. S. GOVERNMENT SECURITIES	9,508
	U S TREASURY NOTE	1.000% 03/31/2017 DD 03/31/12	U. S. GOVERNMENT SECURITIES	9,521
	U S TREASURY NOTE	0.250% 02/15/2015 DD 02/15/12	U. S. GOVERNMENT SECURITIES	9,807
	U S TREASURY NOTE	0.625% 12/15/2016 DD 12/15/13	U. S. GOVERNMENT SECURITIES	9,895
	U S TREASURY NOTE	0.250% 12/31/2015 DD 12/31/13	U. S. GOVERNMENT SECURITIES	10,756
	U S TREASURY NOTE	2.750% 11/15/2023 DD 11/15/13	U. S. GOVERNMENT SECURITIES	12,033
	U S TREASURY NOTE	0.875% 01/31/2017 DD 01/31/12	U. S. GOVERNMENT SECURITIES	13,913
	U S TREASURY NOTE	1.000% 08/31/2016 DD 08/31/11	U. S. GOVERNMENT SECURITIES	14,453
	U S TREASURY NOTE	0.250% 10/31/2014 DD 10/31/12	U. S. GOVERNMENT SECURITIES	14,512
	U S TREASURY NOTE	1.500% 07/31/2016 DD 07/31/11	U. S. GOVERNMENT SECURITIES	14,596
	U S TREASURY NOTE	1.250% 11/30/2018 DD 11/30/13	U. S. GOVERNMENT SECURITIES	15,672
	U S TREASURY NOTE	0.375% 11/15/2014 DD 11/15/11	U. S. GOVERNMENT SECURITIES	17,734
	U S TREASURY NOTE	1.250% 10/31/2018 DD 10/31/13	U. S. GOVERNMENT SECURITIES	18,725
	U S TREASURY NOTE	0.250% 11/30/2015 DD 11/30/13	U. S. GOVERNMENT SECURITIES	23,084
	U S TREASURY NOTE	0.375% 03/15/2016 DD 03/15/13	U. S. GOVERNMENT SECURITIES	25,161
	U S TREASURY NOTE	0.250% 04/15/2016 DD 04/15/13	U. S. GOVERNMENT SECURITIES	25,862
	U S TREASURY NOTES	1.750% 10/31/2020 DD 10/31/13	U. S. GOVERNMENT SECURITIES	384
	U S TREASURY NOTES	0.250% 07/31/2015 DD 07/31/13	U. S. GOVERNMENT SECURITIES	5,000
	U S TREASURY NOTES	2.000% 09/30/2020 DD 09/30/13	U. S. GOVERNMENT SECURITIES	17,204
	U S TREASURY NT CPN STRIP	0.000% 05/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	1,882
	U S TREASURY NT CPN STRIP	0.000% 11/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	2,564
	U S TREASURY NT PRIN STRIP	0.000% 05/15/2043 DD 05/15/13	U. S. GOVERNMENT SECURITIES	226
	UBS AG/STAMFORD CT	2.250% 01/28/2014 DD 01/28/11	CORPORATE DEBT INSTRUMENTS	583
	UBS AG/STAMFORD CT	VAR RT 01/28/2014 DD 01/28/11	CORPORATE DEBT INSTRUMENTS	931
	UDR INC	4.250% 06/01/2018 DD 05/23/11	CORPORATE DEBT INSTRUMENTS	317
	UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	265
	UNION BANK NA	2.125% 06/16/2017 DD 06/18/12	CORPORATE DEBT INSTRUMENTS	578
	UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	611
	UNION BANK NA	3.000% 06/06/2016 DD 06/06/11	CORPORATE DEBT INSTRUMENTS	784
	UNION ELECTRIC CO	6.400% 06/15/2017 DD 06/15/07	CORPORATE DEBT INSTRUMENTS	103
	UNION PACIFIC CORP	4.875% 01/15/2015 DD 11/23/04	CORPORATE DEBT INSTRUMENTS	78
	UNITED STATES TREASURY NOTE	1.375% 07/31/2018 DD 07/31/13	U. S. GOVERNMENT SECURITIES	2,230
	UNITED STATES TREASURY NOTE	1.375% 07/31/2018 DD 07/31/13	U. S. GOVERNMENT SECURITIES	51,830
	UNITED TECHNOLOGIES CORP	4.875% 05/01/2015 DD 04/29/05	CORPORATE DEBT INSTRUMENTS	222
	UNITED TECHNOLOGIES CORP	3.100% 06/01/2022 DD 06/01/12	CORPORATE DEBT INSTRUMENTS	841
	UNITEDHEALTH GROUP INC	4.875% 03/15/2015 DD 03/07/05	CORPORATE DEBT INSTRUMENTS	64
	UNITEDHEALTH GROUP INC	1.875% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	699
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 14	OTHER INVESTMENTS	(106)
	US 2YR TREASURY NTS FUT (CBT)	EXP MAR 14	OTHER INVESTMENTS	(1)
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 14	OTHER INVESTMENTS	(150)
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 14	OTHER INVESTMENTS	5
	US BANCORP	4.200% 05/15/2014 DD 05/14/09	CORPORATE DEBT INSTRUMENTS	149
	US BANCORP	2.950% 07/15/2022 DD 07/23/12	CORPORATE DEBT INSTRUMENTS	743
	US BANCORP	2.200% 11/15/2016 DD 11/03/11	CORPORATE DEBT INSTRUMENTS	1,466
	US EDUCATION LOAN TR 1 A2 144A	VAR RT 03/01/2025 DD 03/14/06	CORPORATE DEBT INSTRUMENTS	105
	US TREAS BD FUTURE (CBT)	EXP MAR 14	OTHER INVESTMENTS	(43)
	US TREAS BD FUTURE (CBT)	EXP MAR 14	OTHER INVESTMENTS	111
	US TREAS-CPI	0.375% 07/15/2023 DD 07/15/13	U. S. GOVERNMENT SECURITIES	679
	US TREAS-CPI	0.375% 07/15/2023 DD 07/15/13	U. S. GOVERNMENT SECURITIES	873
	US TREAS-CPI INFLAT	0.625% 02/15/2043 DD 02/15/13	U. S. GOVERNMENT SECURITIES	200
	US TREAS-CPI INFLAT	1.125% 01/15/2021 DD 01/15/11	U. S. GOVERNMENT SECURITIES	898
	US TREAS-CPI INFLAT	0.125% 07/15/2022 DD 07/15/12	U. S. GOVERNMENT SECURITIES	1,168
	US TREAS-CPI INFLAT	2.375% 01/15/2025 DD 07/15/04	U. S. GOVERNMENT SECURITIES	1,424
	US TREAS-CPI INFLAT	0.125% 04/15/2018 DD 04/15/13	U. S. GOVERNMENT SECURITIES	3,952
	US TREAS-CPI INFLAT	1.125% 01/15/2021 DD 01/15/11	U. S. GOVERNMENT SECURITIES	6,397
	US TREAS-CPI INFLAT	0.125% 01/15/2022 DD 01/15/12	U. S. GOVERNMENT SECURITIES	9,323
	US ULTRA BOND (CBT)	EXP MAR 14	OTHER INVESTMENTS	96
	US ULTRA BOND (CBT)	EXP MAR 14	OTHER INVESTMENTS	151
	VALE CANADA LTD	5.700% 10/15/2015 DD 09/26/03	CORPORATE DEBT INSTRUMENTS	103
	VENTAS REALTY LP	1.550% 09/26/2016 DD 09/26/13	PARTNERSHIP/JOINT VENTURE INTEREST	131
	VERIZON COMMUNICATIONS INC	4.900% 09/15/2015 DD 09/13/05	CORPORATE DEBT INSTRUMENTS	154
	VERIZON COMMUNICATIONS INC	2.450% 11/01/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	310
	VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	537
	VERIZON COMMUNICATIONS INC	2.450% 11/01/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	775
	VERIZON COMMUNICATIONS INC	1.100% 11/01/2017 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	986
	VERIZON COMMUNICATIONS INC	3.650% 09/14/2018 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	2,091
	VERIZON COMMUNICATIONS INC	3.650% 09/14/2018 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	2,556
	VERIZON COMMUNICATIONS INC	2.500% 09/15/2016 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	2,621
	VESEY STREET INVESTMENT TRUST	STEP 09/01/2016 DD 06/01/2012	CORPORATE DEBT INSTRUMENTS	1,396
*	VIACOM INC	6.250% 04/30/2016 DD 04/12/06	CORPORATE DEBT INSTRUMENTS	40
*	VIACOM INC	2.500% 12/15/2016 DD 12/12/11	CORPORATE DEBT INSTRUMENTS	993
	VODAFONE GROUP PLC	5.750% 03/15/2016 DD 03/16/06	CORPORATE DEBT INSTRUMENTS	135
	VODAFONE GROUP PLC	5.625% 02/27/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	157
	VODAFONE GROUP PLC	1.250% 09/26/2017 DD 09/26/12	CORPORATE DEBT INSTRUMENTS	293
	VODAFONE GROUP PLC	1.250% 09/26/2017 DD 09/26/12	CORPORATE DEBT INSTRUMENTS	655
	VODAFONE GROUP PLC	2.875% 03/16/2016 DD 03/16/11	CORPORATE DEBT INSTRUMENTS	1,296
	WACHOVIA BANK COMMERCI C17 APB	5.037% 03/15/2042 DD 03/01/05	CORPORATE DEBT INSTRUMENTS	11
	WACHOVIA BANK COMMERCI C28 A1A	5.559% 10/15/2048 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,763
	WACHOVIA BANK COMMERCIA C20 A7	VAR RT 07/15/2042 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	119
	WACHOVIA BANK COMMERCIA C23 A5	VAR RT 01/15/2045 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	539
	WACHOVIA BANK COMMERCIA C25 A5	VAR RT 05/15/2043 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	1,093
	WACHOVIA BANK COMMERCIA C27 A3	VAR RT 07/15/2045 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,813
	WACHOVIA BANK COMMERCIA C29 A4	5.308% 11/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	2,186
	WACHOVIA BANK COMMERCIA C30 A3	5.246% 12/15/2043 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	557
	WACHOVIA BANK COMMERCIA C33 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	725
	WACHOVIA BANK COMMERCIA C33 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,518
	WACHOVIA BANK COMMERCIAL C21 B	VAR RT 10/15/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	125
	WACHOVIA BANK NA	4.875% 02/01/2015 DD 01/31/05	CORPORATE DEBT INSTRUMENTS	1,035
	WACHOVIA CORP	5.750% 06/15/2017 DD 06/08/07	CORPORATE DEBT INSTRUMENTS	298
	WACHOVIA CORP	5.750% 02/01/2018 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	761
	WAL-MART STORES INC	5.800% 02/15/2018 DD 08/24/07	CORPORATE DEBT INSTRUMENTS	809

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
WASTE MANAGEMENT INC	5.000% 03/15/2014 DD 03/05/04	CORPORATE DEBT INSTRUMENTS	29
WASTE MANAGEMENT INC	6.375% 03/11/2015 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	113
WASTE MANAGEMENT INC	2.600% 09/01/2016 DD 08/29/11	CORPORATE DEBT INSTRUMENTS	175
WEA FINANCE LLC / WT FINA 144A	3.375% 10/03/2022 DD 10/03/12	CORPORATE DEBT INSTRUMENTS	355
WEATHERFORD INTERNATIONAL LTD/	5.500% 02/15/2016 DD 02/17/06	CORPORATE DEBT INSTRUMENTS	133
WELLPOINT INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	386
WELLPOINT INC	3.300% 01/15/2023 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	392
WELLPOINT INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	529
WELLPOINT INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	786
WELLS FARGO & CO	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	46
WELLS FARGO & CO	1.500% 01/16/2018 DD 12/26/12	CORPORATE DEBT INSTRUMENTS	343
WELLS FARGO & CO	2.150% 01/15/2019 DD 10/28/13	CORPORATE DEBT INSTRUMENTS	583
WELLS FARGO & CO	5.000% 11/15/2014 DD 11/06/02	CORPORATE DEBT INSTRUMENTS	623
WELLS FARGO & CO	VAR RT 04/23/2018 DD 04/23/13	CORPORATE DEBT INSTRUMENTS	628
WELLS FARGO & CO	1.250% 02/13/2015 DD 02/15/12	CORPORATE DEBT INSTRUMENTS	686
WELLS FARGO & CO	1.250% 07/20/2016 DD 07/29/13	CORPORATE DEBT INSTRUMENTS	745
WELLS FARGO BANK NA	5.750% 05/16/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	276
WESTPAC BANKING CORP	2.250% 07/30/2018 DD 07/30/13	CORPORATE DEBT INSTRUMENTS	903
WESTPAC BANKING CORP 144A	1.375% 07/17/2015 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	1,493
WFRBS COMMERCIAL MO C3 A2 144A	3.240% 03/15/2044 DD 06/01/11	CORPORATE DEBT INSTRUMENTS	831
WF-RBS COMMERCIAL MORTG C14 A4	3.073% 06/15/2046 DD 06/01/13	CORPORATE DEBT INSTRUMENTS	183
WFRBS COMMERCIAL MORTGA C11 A4	3.037% 03/15/2045 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	763
WILLIAMS COS INC/THE	3.700% 01/15/2023 DD 12/18/12	CORPORATE DEBT INSTRUMENTS	288
WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	790
WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	951
WM WRIGLEY JR CO 144A	2.000% 10/20/2017 DD 10/21/13	CORPORATE DEBT INSTRUMENTS	165
WM WRIGLEY JR CO 144A	2.900% 10/21/2019 DD 10/21/13	CORPORATE DEBT INSTRUMENTS	466
WORLD FINANCIAL NETWORK CR A A	3.140% 01/17/2023 DD 04/12/12	CORPORATE DEBT INSTRUMENTS	832
WORLD FINANCIAL NETWORK CR B A	0.910% 03/16/2020 DD 05/21/13	CORPORATE DEBT INSTRUMENTS	1,048
WYNDHAM WORLDWIDE CORP	2.500% 03/01/2018 DD 02/22/13	CORPORATE DEBT INSTRUMENTS	194
XEROX CORP	4.250% 02/15/2015 DD 12/04/09	CORPORATE DEBT INSTRUMENTS	1,297
XL GROUP PLC	5.250% 09/15/2014 DD 08/23/04	CORPORATE DEBT INSTRUMENTS	144
XSTRATA CANADA CORP	5.375% 06/01/2015 DD 05/28/03	CORPORATE DEBT INSTRUMENTS	73
XSTRATA FINANCE CANADA LT 144A	STEP 10/25/2017 DD 10/25/12	CORPORATE DEBT INSTRUMENTS	516
XSTRATA FINANCE CANADA LT 144A	2.850% 11/10/2014 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	943
XYLEM INC/NY	3.550% 09/20/2016 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	966
ZOETIS INC	1.875% 02/01/2018 DD 08/01/13	CORPORATE DEBT INSTRUMENTS	605
NET PAYABLES			(72,938)
WRAPPER VALUE			660

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			$1,596,762

*                   Identified as a party-in-interest to the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 24, 2014	By:	/s/ stephen d. mirante

Stephen D. Mirante

Member of the Retirement Committee